ASSET PURCHASE AGREEMENT
among
ALAMOWING DEVELOPMENT LLC; B III WING, LLC; RIOWING DEVELOPMENT, LLC; ALAMOWING NM PARTNERS, LLC; ALAMOWING NM PARTNERS II, LLC; SOUTHSEAS WINGS, LLC; AND SUBSIDIARY AND AFFILIATE OPERATING ENTITIES LISTED HEREIN AND THE UNDERSIGNED INDIVIDUAL PRINCIPAL BENEFICIAL OWNERS OF ONE OR MORE OF SUCH ENTITIES (“SELLERS”) AND FMP SA MANAGEMENT GROUP, LLC (“SELLER REPRESENTATIVE”)
and
BLAZIN WINGS, INC. (“BUYER”)

dated as of
July 10, 2015

Table of Contents

i

Section 10.14	No Agreement Until Executed	62

EXHIBITS
Exhibit A    Escrow Agreement
Exhibit B    Bill of Sale
Exhibit C    Assignment and Assumption
Exhibit D    Assignment and Assumption of Lease
Exhibit E    Termination Agreement
Exhibit F    Interim Beverage Agreement
Exhibit G    Transition Services Agreement
Exhibit H    Mutual Termination and Release

ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (this “Agreement”), dated as of July 10, 2015, is entered into between Alamowing Development, LLC; B III Wing, LLC; RioWing Development, LLC; AlamoWing NM Partners, LLC; AlamoWing NM Partners II, LLC; SOUTHSEAS WINGS, LLC; the subsidiary and affiliate operating entities listed on the attached Schedule A-1 and the undersigned individual principal beneficial owners listed on the attached Schedule A-2 (“Individual Sellers”) of one or more of such entities (each a “Seller” and collectively, the “Sellers”), FMP SA Management Group, LLC (the “Seller Representative”), solely in its capacity as the Seller Representative, and Blazin Wings, Inc., a Minnesota corporation (“Buyer”).
RECITALS
WHEREAS, Sellers are engaged in the business of owning and operating 38 Buffalo Wild Wings® franchised locations and three Buffalo Wild Wings franchised locations under development (the “Business”); and
WHEREAS, Sellers wish to sell and assign to Buyer, and Buyer wishes to purchase and assume from Sellers, substantially all the assets of the Business, subject to the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
Article I
DEFINITIONS
The following terms have the meanings specified or referred to in this ARTICLE I:
“Accounting Policies” means collectively (i) the accounting principles, policies, covenants, methodologies and procedures applied on a consistent basis with the application of such accounting principles, policies, covenants, methodologies and procedures in the Financial Statements and (ii) the specific accounting policies set forth on the attached Accounting Principles Schedule (which specific accounting policies will control in the event of any conflict between such policies and the accounting principles and policies described in clause (i) of this definition).
“Acquisition Proposal” has the meaning set forth in Section 6.06(a).
“Action” means any lawsuit, arbitration, mediation, notice of violation, legal proceeding, litigation, regulatory audit, or subpoena or formal investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
“Additional Future Restaurants” has the meaning set forth in Section 2.10.
“Additional Future Restaurants Expenses” has the meaning set forth in Section 2.10
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Affordable Care Act” means the Patient Protection and Affordable Care Act, as amended (Public Law 111-148).
“Agreement” has the meaning set forth in the preamble.
“Annual Financial Statements” has the meaning set forth in Section 4.04
“Assigned Contracts” has the meaning set forth in Section 2.01(b).
“Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a)(2).
“Assignment and Assumption of Lease” has the meaning set forth in Section 3.02(a)(3).
“Assumed Liabilities” has the meaning set forth in Section 2.03.
“Benefit Plan” has the meaning set forth in Section 4.15(a).
“Bill of Sale” has the meaning set forth in Section 3.02(a)(1).
“Books and Records” has the meaning set forth in Section 2.01(h).
“Business” has the meaning set forth in the recitals.
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in San Antonio, Texas or Minneapolis, Minnesota are authorized or required by Law to be closed for business.
“Buyer” has the meaning set forth in the preamble.
“Buyer 401(k) Plan” has the meaning set forth in Section 6.04(d).
“Buyer Benefit Plans” has the meaning set forth in Section 6.04(c).
“Buyer Closing Certificate” has the meaning set forth in Section 7.03(d).
“Buyer Indemnitees” has the meaning set forth in Section 8.02.
“Buyer Prepared Tax Returns” has the meaning set forth in Section 6.16(b).
“Buyer’s Fundamental Representations” has the meaning set forth in Section 8.01.
“Cap” has the meaning set forth in Section 8.04(b).

“Closing” has the meaning set forth in Section 3.01.
“Closing Date” has the meaning set forth in Section 3.01.
“Closing Date Payment” has the meaning set forth in Section 2.05(a).
“Closing Date Statement” has the meaning set forth in Section 2.06(b).
“Closing Store Cash” means the register or in-store cash of the Business on hand in the Restaurants at Closing and maintained in the ordinary course of business consistent with historical practice and policies of the Sellers and available for use by Buyer after the Closing, computed and calculated, without duplication, on a consolidated basis and in accordance with the Accounting Policies.
“Code” means the Internal Revenue Code of 1986, as amended.
“Contracting Parties” has the meaning set forth in Section 10.15.
“Contracts” means all contracts, leases, mortgages, licenses, instruments, notes, indentures and other legally binding commitments, undertakings, promises and other agreements, whether written or oral.
“De-Minimis Threshold” has the meaning set forth in Section 8.04(a).
“Deductible” has the meaning set forth in Section 8.04(a).
“Development Agreements” means the Development Agreements the between the different Sellers and Franchisor, each as set forth on Section 4.06(a)(1) of the Disclosure Schedules.
“Diligence Completion Date” has the meaning set forth in Section 9.01(c)(3).
“Diligence Start Date” means June 10, 2015.
“Direct Claim” has the meaning set forth in Section 8.05(c).
“Disclosure Schedules” means the Disclosure Schedules delivered by Sellers and Buyer concurrently with the execution and delivery of this Agreement.
“Disputed Amounts” has the meaning set forth in Section 2.07(c).
“Disputed Inventory Valuation Amounts” has the meaning set forth in Section 2.06(c)(iii).
“Dollars or $” means the lawful currency of the United States.
“EBITDA” means as to any Person for any period, the sum of (a) Net Income before taxes, (b) interest expense, and (c) depreciation, depletion, obsolescence and amortization of property, for such period, computed and calculated, without duplication, on a consolidated basis and in accordance with the Accounting Policies.
“Employees” means those Persons employed by any of the Sellers who work for the Business immediately prior to the Closing.
“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment or other similar encumbrance.
“Environmental Claim” means any Governmental Order, action, suit, claim, investigation or other legal proceeding by any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.
“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.
“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.
“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Seller Entities or any of their Affiliates as a “single employer” within the meaning of Section 414 of the Code.
“Escrow Agent” means Wells Fargo Bank, National Association, the entity designated to serve as escrow agent under the Escrow Agreement.
“Escrow Agreement” means the Escrow Agreement among Buyer, the Seller Representative on behalf of the Sellers, and the Escrow Agent, to be executed and delivered at the Closing substantially in the form attached hereto as Exhibit A.
“Estimated Inventory Valuation” means $631,033.
“Excluded Assets” has the meaning set forth in Section 2.02.
“Excluded Liabilities” has the meaning set forth in Section 2.04.
“Family Member” means, with respect to any individual, (a) such Person’s spouse, (b) each parent, brother, sister or child of such Person or such Person’s spouse, (c) the spouse of any Person described in clause (b) above, (d) each child of any Person described in clauses (a), (b) or (c) above, (e) each trust created for the benefit of one or more of the Persons described in clauses (a) through (d) above and (f) each custodian or guardian of any property of one or more of the Persons described in clauses (a) through (e) above in his or her capacity as such custodian or guardian.
“Financial Statements” has the meaning set forth in Section 4.04.
“FIRPTA Certificate” has the meaning set forth in Section 7.02(g).
“FMP” means FMP SA Management Group, LLC, a Texas limited liability company that manages each of the Restaurants pursuant to Management Agreements with the Seller Entities.
“Franchise Agreement(s)” means the Franchise Agreements, as amended, between the different Sellers and Franchisor, each as set forth on Section 4.06(a)(1) of the Disclosure Schedules.
“Franchisor” means Buffalo Wild Wings International, Inc.
“Fundamental Representations” means the Sellers’ Fundamental Representations and the Buyer’s Fundamental Representations.
“GAAP” means United States generally accepted accounting principles in effect from time to time.
“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Indemnification Escrow Amount” has the meaning set forth in Section 2.05(b).
“Indemnified Party” has the meaning set forth in Section 8.04.
“Indemnifying Party” has the meaning set forth in Section 8.04.
“Independent Accountants” has the meaning set forth in Section 2.06(c)(iii).
“Individual Sellers” has the meaning set forth in the preamble.
“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (a) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights, including all applications and registrations, and works of authorship, whether or not copyrightable; (c) trade secrets and confidential know-how; (d) patents and patent applications; (e) websites and internet domain name registrations; and (f) all other intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing.
“Intellectual Property Assets” has the meaning set forth in Section 2.01(c).
“Intellectual Property Licenses” means all licenses, sublicenses and other agreements by or through which other Persons, including Sellers’ Affiliates, grant Sellers exclusive or non-exclusive rights or interests in or to any Intellectual Property that is used in connection with the Business.
“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names, and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Interim Beverage Agreement” has the meaning set forth in Section 3.02(a)(10).
“Interim Financial Statements” has the meaning set forth in Section 4.04.
“Inventory” has the meaning set forth in Section 2.01(a).
“Inventory Valuation” means the value of the Inventory as of the time the Inventory is counted under Section 2.06(a), calculated in accordance with Section 2.06(a) (subject to adjustment under Section 2.06(c)).
“Inventory Valuation Resolution Period” has the meaning set forth in Section 2.06(c)(ii).
“Inventory Valuation Settlement” means the amount, which may be positive or negative, equal to (a) the Inventory Valuation minus (b) the Estimated Inventory Valuation.
“Knowledge of the Sellers or the Sellers’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of those persons listed on Section 1.01(b) of the Disclosure Schedules and such knowledge as they would reasonably be expected to obtain after reasonable inquiry of any regional or executive managerial employees of Sellers and of FMP charged with responsibility for matters addressed by a particular representation and warranty.
“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.
“Leased Real Property” has the meaning set forth in Section 4.09(a).
“Leases” has the meaning set forth in Section 4.09(a).
“Losses” means losses, damages, liabilities, costs or expenses, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.
“LTP EBITDA” has the meaning set forth in Section 2.07(a)(4).
“Management Agreement(s)” means the Management Agreements currently in place between the Seller Entities and FMP pursuant to which FMP provides substantially all off-site managerial services for each restaurant (other than services provided by third party professionals, consultants and others retained by FMP).
“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to (a) the business, results of operations, financial condition or assets of the Business, taken as a whole, or (b) the ability of Sellers to consummate the transactions contemplated hereby; provided, however, that, for purposes of clause (a) only, “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the restaurant industry; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (vi) any action required by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer (other than compliance with Section 6.01 of this Agreement, including the obligation to operate in the ordinary course of business, and provided that, this clause (vi) shall not apply to the representations and warranties set forth in Section 4.03 and Section 4.21); (vii) the announcement of the transactions contemplated by this Agreement; (viii) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (v) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has had a disproportionate effect on the Business compared to other participants in the restaurant industry.
“Material Contracts” has the meaning set forth in Section 4.06(a).
“Mutual Termination and Release” has the meaning set forth in Section 3.02(c).
“Net Income” means, with respect to any Person, the gross revenues and other proper income credits, less all proper income expenses and charges (including taxes on income), all determined in accordance with the Accounting Policies.
“New Store Holdback Settlement” has the meaning set forth in Section 2.07(a).
“New Store Measurement Date” has the meaning set forth in Section 2.07(a).
“New Store Holdback” has the meaning set forth in Section 2.05(c).
“New Store Holdback Certificate” has the meaning set forth in Section 2.07(b).
“Non-Party Affiliates” has the meaning set forth in Section 10.15.
“Objection to Inventory Valuation” has the meaning set forth in Section 2.06(c)(i).
“Permits” means all permits, licenses, franchises, approvals, authorizations and consents required to be obtained from Governmental Authorities.
“Permitted Encumbrances” means (a) liens for Taxes not yet due and payable or which have been disclosed on the Permitted Encumbrances Schedule and are being contested in good faith by appropriate procedures; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business; (c) easements, rights of way, zoning ordinances and other similar encumbrances affecting the Leased Real Property which do not materially impair the current operation of any Leased Real Property; (d) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, and, in each case of clause (a) – (b), for which adequate accruals or reserves have been established.
“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.
“Post-Closing Straddle Period” has the meaning set forth in Section 6.16(d).
“Post-Closing Tax Period” means any taxable period beginning after the Closing and, with respect to any taxable period beginning before and ending after the Closing, the portion of such taxable period beginning after the Closing.
“Pre-Closing Straddle Period” has the meaning set forth in Section 6.16(d).
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing and, with respect to any taxable period beginning before and ending after the Closing, the portion of such taxable period ending on and including the Closing.
“Pro-Rata Portion”, with respect to each of the Individual Sellers, shall mean 25% each.
“Prorated Item” has the meaning set forth in Section 2.11(a).
“Purchase Price” has the meaning set forth in Section 2.05.
“Purchased Assets” has the meaning set forth in Section 2.01.
“Qualified Benefit Plan” has the meaning set forth in Section 4.15(b).
“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).
“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
“Resolution Period” has the meaning set forth in Section 2.07(b).
“Restaurant(s)” means the 38 Buffalo Wild Wings locations open and being operated and managed by Sellers as well as the three locations and associated leasehold rights under development as franchised Buffalo Wild Wings locations of Sellers.
“Restricted Business” has the meaning set forth in Section 6.14(a).

“Restricted Period” has the meaning set forth in Section 6.14.
“Restricted Territory” has the meaning set forth in Section 6.14(a).
“Review Period” has the meaning set forth in Section 2.07(b).
“Schedule Supplement” has the meaning set forth in Section 6.03.
“Seller Entity” means any Seller that is not an Individual Seller.
“Seller Indemnitees” has the meaning set forth in Section 8.03.
“Seller Prepared Tax Returns” has the meaning set forth in Section 6.16(a).
“Seller Representative” has the meaning set forth in the preamble.
“Sellers’ Closing Certificates” has the meaning set forth in Section 7.02(d).
“Sellers’ Transaction Expenses” means all costs, fees and expenses incurred in connection with or in anticipation of the negotiation, execution and delivery of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby or in connection with or in anticipation of any alternative transactions considered by Sellers to the extent such costs, fees and expenses are payable or reimbursable by Sellers or any of their respective Affiliates, including, (a) all fees and expenses payable to any financial advisor(s) and all other brokerage fees, commissions, finders’ fees or financial advisory fees so incurred, (b) the fees and expenses of any legal and accounting advisors and all other fees and expenses of legal counsel, accountants, consultants and other experts and advisors so incurred, (c) any bonus, termination, separation, severance, retention or other payment or other form of compensation that is created, accelerated, accrues or becomes payable by Sellers or any of their Affiliates to any current or former employees, officers, directors, retirees, independent contractors or consultants of Sellers as a result of the transactions contemplated by this Agreement or the transfer of employment of Employees, including any Taxes that become payable as a result of any such payment, and (d) without duplication of any other amounts included within the definition of Sellers’ Transaction Expenses, any other payment, expense or fee that accrues or becomes payable by Sellers or any of their respective Affiliates to any Governmental Authority or other Person under any applicable Law or Contract, including in connection with the making of any filings, the giving of any notices or the obtaining of any consents, authorizations or approvals.
“Sellers’ Compliance Representations” has the meaning set forth in Section 8.01
“Sellers’ Fundamental Representations” has the meaning set forth in Section 8.01.
“Sellers” has the meaning set forth in the preamble.
“Statement of Objections” has the meaning set forth in Section 2.07(b).

“Straddle Period” means any taxable period that begins prior to the Closing but does not end on or before the Closing.
“Tangible Personal Property” has the meaning set forth in Section 2.01(d).
“Tax Clearance Certificate” has the meaning set forth in Section 6.15.
“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Taxes” means (a) all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, escheat or unclaimed property obligation, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, social security (or similar, including FICA), employment, unemployment, disability, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties, alternative or add-on minimum, or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto, whether disputed or not, and any interest in respect of such additions or penalties, and (b) any liability for the payment of any amounts of the type described in clause (a) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another person’s taxes as a transferee or successor, by contractual obligation or otherwise.
“Termination Agreement” has the meaning as set forth in Section 3.02(a)(9).
“Termination Date” has the meaning set forth in Section 9.01(b).
“Third Party Claim” has the meaning set forth in Section 8.05(a).
“Transaction Documents” means this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, Assignment and Assumption of Leases, Escrow Agreement, Mutual Termination and Release, Interim Beverage Agreements, Transition Services Agreement, Transition Restaurant Opening Management Agreement, and the other agreements, instruments and documents entered into by the parties in connection with the transactions contemplated hereby.
“Transferred Employees” has the meaning set forth in Section 6.04(a).
“Transition Restaurant Opening Management Agreement” has the meaning set forth in Section 6.18.
“Transition Services Agreement” has the meaning set forth in Section 3.02(a)(11).
“Trial Balance” has the meaning set forth in Section 4.04.
“Trial Balance Date” has the meaning set forth in Section 4.04.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.
ARTICLE II
PURCHASE AND SALE
Section 2.01    Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Sellers shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Sellers, free and clear of all Encumbrances other than Permitted Encumbrances, all of Sellers’ right, title and interest in, to and under the following assets, properties and rights of Sellers, to the extent that such assets, properties and rights exist as of the Closing Date and used in, or necessary for the conduct of, the Business (collectively, the “Purchased Assets”) including in each case the following:
(a)    the Closing Store Cash and all food products, non-alcoholic beverages, alcoholic beverages, keg deposits, paper products used in food sales, and other products sold in the ordinary course of business, excluding (i) any alcoholic beverages at any Restaurant located in Texas that Buyer is not legally permitted to purchase at Closing and (ii) any obsolete, unusable or other out-of-date or non-current items disallowed by Buyer or Franchisor (“Inventory”);
(b)    all Contracts set forth on Section 2.01(b) of the Disclosure Schedules, the Leases set forth on Section 4.09(a) of the Disclosure Schedules and the Intellectual Property Licenses set forth on Section 4.10(a) of the Disclosure Schedules (collectively, the “Assigned Contracts”), and also including contracts, if any, entered into by the Sellers and consented to by Buyer subsequent to the date hereof and relating to any Additional Future Restaurants or any Restaurants under development that are identified on Section 2.07 of the Disclosure Schedules;
(c)    all Intellectual Property, if any, owned by Sellers and used in, or necessary for the conduct of, the Business, including the Intellectual Property Registrations required to be set forth on Section 4.10(a) of the Disclosure Schedules (the “Intellectual Property Assets”);
(d)    all furniture, fixtures, equipment, uniforms, machinery, tools, and other tangible personal property of the Business (the “Tangible Personal Property”), including the Tangible Personal Property listed on Section 2.01(d) of the Disclosure Schedules;
(e)    all of Sellers’ leasehold interests in the Leased Real Property, and all of Sellers’ rights under the Leases;
(f)    all Permits, including Environmental Permits, listed on Section 2.01(f) of the Disclosure Schedules, but only to the extent such Permits may be transferred under applicable Law;

(g)    all of Sellers’ rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;
(h)    originals, or where not available, copies, of all books and records, including books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing records, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records, strategic plans, internal financial statements and marketing and promotional surveys, material and research, that primarily relate to the Business or the Purchased Assets, other than books and records set forth in Section 2.02(c) (“Books and Records”); and
(i)    all goodwill owned by the Sellers associated with any of the Purchased Assets described in the foregoing clauses, but subject to the rights to goodwill of Franchisor under the Franchise Agreements; and
(j)    all telephone and facsimile numbers dedicated to one or more of the Restaurants.
Section 2.02    Excluded Assets. Other than the Purchased Assets subject to Section 2.01, Buyer expressly understands and agrees that it is not purchasing or acquiring, and Sellers are not selling or assigning, any other assets or properties of Sellers, and all such other assets and properties shall be excluded from the Purchased Assets (the “Excluded Assets”). Excluded Assets include the following assets and properties of Sellers to the extent not Purchased Assets:
(a)    all cash and cash equivalents, bank accounts and securities of Sellers other than the Closing Store Cash;
(b)    all Contracts that are not Assigned Contracts (subject to Section 2.08);
(c)    the organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the entity organization of Sellers, all employee-related or employee benefit-related files or records other than personnel files of Transferred Employees, and any other books and records which Sellers are prohibited from disclosing or transferring to Buyer under applicable Law and is required by applicable Law to retain;
(d)    all insurance policies of Sellers and all rights to applicable claims and proceeds thereunder;
(e)    all Benefit Plans and trusts or other assets attributable thereto;
(f)    all rights to any action, suit or claim of any nature available to or being pursued by Sellers as of the date hereof, whether arising by way of counterclaim or otherwise;

(g)    all assets, properties and rights used by any of the Sellers primarily in their businesses other than those used in the Business;
(h)    the assets, properties and rights specifically set forth on Section 2.02(h) of the Disclosure Schedules;
(i)    Lease and utility deposits, refundable insurance premiums, and other prepaid expenses of the Sellers;
(j)    all alcoholic beverages at any Restaurant located in Texas that Buyer is legally prohibited from purchasing at Closing; and
(k)    the rights of Sellers under the Transaction Documents.
Section 2.03    Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge only the following liabilities of the Sellers (collectively, the “Assumed Liabilities”), except to the extent such liabilities are treated as Excluded Liabilities elsewhere in this Agreement, and no other liabilities:
(a)    all liabilities and obligations to be performed after, or in respect of periods following, the Closing arising under the Assigned Contracts;
(b)    except as specifically provided in Section 6.04, all liabilities and obligations of Buyer or its Affiliates relating to employee benefits, compensation or other arrangements arising after the Closing with respect to any Transferred Employee;
(c)    all liabilities and obligations for Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities for any taxable period beginning after the Closing and, to the extent provided in Section 6.16, for any Post-Closing Straddle Period, except for Taxes allocated to Sellers under Section 6.12, which shall constitute Excluded Liabilities; and
(d)    all other liabilities and obligations arising out of or relating to Buyer’s ownership or operation of the Business and the Purchased Assets after the Closing.
Except as specifically set forth above in Section 2.03(c), Assumed Liabilities shall not include any Taxes.
Section 2.04    Excluded Liabilities. Buyer shall not assume and shall not be responsible to pay, perform or discharge any of the Sellers’ liabilities other than the Assumed Liabilities, and in particular shall not assume or become liable for the following liabilities or obligations of Sellers (collectively, the “Excluded Liabilities”):
(a)    any liabilities or obligations arising out of or relating to Sellers’ ownership or operation of the Business and the Purchased Assets on or prior to the Closing, including, for the avoidance of doubt, any incurrence of any indebtedness, or any guarantee of any indebtedness of any Person, of any kind;

(b)    any liabilities or obligations relating to or arising out of the Excluded Assets;
(c)    any liabilities or obligations for (i) Taxes relating to the Business or the Purchased Assets for any taxable period ending on or prior to the Closing and for any Pre-Closing Straddle Period, determined based on the principles set forth in Section 6.16, and (ii) any other Taxes of Sellers or any owners or Affiliates of Sellers, or for which Sellers or any owners or Affiliates of Sellers are liable (including Taxes allocated to Sellers under Section 6.12), in each case for any taxable period;
(d)    except as specifically provided in Section 6.04, any liabilities or obligations of Sellers relating to or arising out of (i) the employment, or termination of employment, of any Employee on or prior to the Closing, or (ii) workers’ compensation claims of any Employee which relate to events occurring on or prior to the Closing;
(e)    any liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing, including, for the avoidance of doubt, all liabilities or obligations of Sellers (or the Business) relating to or arising from any action, suit or claim of any nature available to or being pursued by Sellers as of the date hereof, whether arising by way of counterclaim or otherwise;
(f)    any liabilities of Sellers for any present or former employees, officers, directors, retirees, independent contractors or consultants of Sellers, including any liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination or other payments;
(g)    any liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Sellers (including with respect to any breach of fiduciary obligations by same), except for indemnification of the same pursuant to Section 8.03 as Seller Indemnitees;
(h)    any liabilities or obligations of Sellers arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including fees and expenses of counsel, accountants, consultants, advisers and others;
(i)    all Sellers’ Transaction Expenses; and
(j)    any liabilities and obligations of Sellers set forth on Section 2.04(j) of the Disclosure Schedules.
Section 2.05    Purchase Price. The aggregate purchase price for the Purchased Assets shall be $160,000,000 (the “Purchase Price”), plus the Inventory Valuation (hereinafter defined) and the assumption of the Assumed Liabilities. On the Closing Date, the Purchase Price will be paid as follows:

(a)    The sum of (i) $150,000,000, plus (ii) the amount of the Estimated Inventory Valuation (such sum of (i) and (ii) being collectively the “Closing Date Payment”) will be paid by wire transfer of immediately available funds to an account designated in writing by Seller Representative to Buyer for the benefit of all Sellers no later than two Business Days prior to the Closing Date;
(b)    $4,000,000 (the “Indemnification Escrow Amount”) will be deposited with the Escrow Agent by Buyer, to hold in escrow and be disbursed by Escrow Agent pursuant to the terms hereof; and
(c)    $6,000,000 (the “New Store Holdback”) will be deposited with the Escrow Agent by Buyer, to hold in escrow and be disbursed by Escrow Agent pursuant to the terms hereof.
Section 2.06    Inventory Valuation.
(a)    Pre-Closing Valuation. Promptly following the close of business on the date immediately prior to the Closing Date, a representative of the Sellers and a representative of Buyer shall count and record all Inventory, inclusive of the Closing Store Cash, at the Restaurants using an inventory count sheet in a form reasonably acceptable to Sellers and Buyer. Each inventory count sheet shall be executed by a representative of the Sellers and a representative of Buyer. The Inventory valuation shall be calculated, without duplication, in accordance with the Accounting Policies (i.e. physical Inventory quantity shown on the executed Inventory count sheets multiplied by the respective Inventory unit cost determined on a first-in first-out Inventory basis using most recent vendor invoices).
(b)    Closing Date Statement. Within 14 days after Closing, Buyer will prepare and deliver to Seller Representative a statement (the “Closing Date Statement”) setting forth a calculation by Buyer of the Inventory Valuation.
(c)    Objections; Resolution of Disputes.
(i)    Unless Seller Representative notifies Buyer within 7 days after Buyer’s delivery of the Closing Date Statement of any objection to the computation of the Inventory Valuation set forth therein (the “Objection to Inventory Valuation”), the Closing Date Statement will become final and binding at the end of such 7-day period. During such 7-day period Seller Representative will be permitted to review all materials and information used by Buyer in preparing the Closing Date Statement and Buyer will make available such personnel as are reasonably necessary to assist Seller Representative in its review of the Closing Date Statement. Any Objection to Inventory Valuation must specify in reasonable detail the basis for the objections set forth therein. Seller Representative will be deemed to have agreed with all items and amounts in the Closing Date Statement not specifically disputed in the Objection to Inventory Valuation, and such items and amounts will not be subject to further resolution hereunder.

(ii)    If Seller Representative provides the Objection to Inventory Valuation to Buyer within such 7-day period, Buyer and Seller Representative will negotiate in good faith to resolve such objections within 15 days after the delivery of the Objection to Inventory Valuation (the “Inventory Valuation Resolution Period”), and, if the same are so resolved within the Inventory Valuation Resolution Period, the Closing Date Statement with such changes as may have been previously agreed in writing by Buyer and Seller Representative, shall be final and binding.
(iii)    If Seller Representative and Buyer fail to reach an agreement with respect to all of the matters set forth in the Objection to Inventory Valuation before expiration of the Inventory Valuation Resolution Period, then any amounts remaining in dispute (“Disputed Inventory Valuation Amounts”) shall be submitted for resolution to the office of BDO USA, LLC or, if BDO USA, LLC is unable to serve, Buyer and Seller Representative shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants (BDO USA, LLC or such firm, the “Independent Accountants”) who shall resolve the Disputed Inventory Valuation Amounts only and make any determination as to the Inventory Valuation Settlement. The Independent Accountants shall make a determination as soon as practicable within 30 days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Inventory Valuation Amounts and their adjustments to the Closing Date Statement shall be conclusive and binding upon the parties hereto and the Inventory Valuation Settlement as determined hereby shall be paid by the appropriate party in the manner provided in Section 2.06(d). The Independent Accountants shall only decide the Disputed Inventory Valuation Amounts by the parties, and their decision for each Disputed Inventory Valuation Amount must be within the range of values assigned to each such item in the Closing Date Statement and the Objection to Inventory Valuation, respectively. The fees and expenses of the Independent Accountants shall be paid by Sellers, on the one hand, and Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Sellers or Buyer, respectively, bears to the aggregate amount actually contested by Seller Representative, on behalf of Sellers, and Buyer. For the avoidance of doubt, the fees and disbursements of each party’s accountants and other Representatives (other than the Independent Accountants) incurred in connection with the Inventory Valuation Settlement shall be borne in accordance with Section 10.01.
(d)    Inventory Valuation Settlement. Within 10 days after the Closing Date Statement has become final and binding in accordance with Section 2.06(c):
(i)    If the Inventory Valuation Settlement is a negative amount, then Sellers will pay to Buyer an amount equal to the absolute value of the Inventory Valuation Settlement.
(ii)    If the Inventory Valuation Settlement is a positive amount, then Buyer will pay such amount to Sellers.

(iii)    If the Inventory Valuation Settlement is zero, then no payment will be made by either party under this Section 2.06(d).
Payments under this Section 2.06(d) will be made by wire transfer of immediately available funds to an account designated in writing by the receiving party to the paying party.
Section 2.07    New Store Holdback.
(a)    New Store Measurement. The parties acknowledge and agree that the amount of the New Store Holdback will be deposited by Buyer at the Closing by wire transfer into an account designated by the Escrow Agent pursuant to the Escrow Agreement. Following the close of the 16th full fiscal month (based on Buyer’s fiscal calendar) of operations for the fifth of the five newest franchised Buffalo Wild Wings Restaurants as set forth on Section 2.07 of the Disclosure Schedules (for each such new Restaurant as well as the Pearl Highlands Restaurant the close of the 16th full fiscal month (based on Buyer’s fiscal calendar) of its operations is referred to herein as its “New Store Measurement Date”), a payment (the “New Store Holdback Settlement”) will be calculated and payable as follows and paid subject to the determination and dispute resolution process provided in this Section 2.07:
(1)    If the sum of A + B (each as defined below) is less than or equal to $211,260, then Buyer shall not be owed any New Store Holdback Settlement and the remaining New Store Holdback (after payments under Section 6.18) shall be paid to Seller Representative by the Escrow Agent for distribution to the Seller Entities pursuant to the terms of the Escrow Agreement; and
(2)    If the sum of A + B is greater than $211,260, then Buyer shall be owed a New Store Holdback Settlement equal to (x) 6.8, multiplied by (y) the sum of A + B, and such New Store Holdback Settlement shall be payable by Sellers to Buyer from the following sources in the indicated order:
(iv)    First, to be paid to Buyer from the New Store Holdback;
(v)    Second, to be paid to Buyer from the Escrow Account; and
(vi)    Third, to be paid to Buyer directly from the Sellers, jointly and severally as to the Seller Entities but severally and in proportion to their respective Pro-Rata Portion as to the Individual Sellers, by wire transfer of immediately available funds to an account designated in writing by Buyer to Sellers.
(3)    In the event the payment owed to Buyer from the New Store Holdback should be less than the full New Store Holdback, any remaining New Store Holdback (after payments under Section 6.18) shall be paid out by the Escrow Agent to Seller Representative for distribution to Seller Entities pursuant to the terms of the Escrow Agreement.

(4)    For purposes of the preceding New Store Holdback Settlement formula:
“A”    shall be equal to (x) $4,225,209 minus (y) the sum of restaurant-level EBITDA for the last fifty-two (52) Monday-to-Sunday weeks (for any Restaurant, its “LTP EBITDA”) immediately preceding the New Store Measurement Date for each of the five new Restaurants identified on Section 2.07 of the Disclosure Schedules, measured separately; and
“B”    shall be the greater of: (x) $1,993,715 (Pearl Highlands 2014 LTP EBITDA) minus Pearl Highlands LTP EBITDA as of its New Store Measurement Date and (y) $0.
(b)    Determination of New Store Holdback Settlement. To the extent any of the new Restaurants identified on Section 2.07 of the Disclosure Schedules are not opened by Sellers on or before the Closing Date, those remaining Restaurants will be developed at the expense of Sellers by FMP as manager for the benefit of Buyer pursuant to Section 6.18. Within 30 days after the New Store Measurement Date for the fifth of such Restaurants identified on Section 2.07 of the Disclosure Schedules to open, Buyer shall prepare and deliver to Seller Representative (A) a statement setting forth its calculation of the New Store Holdback Settlement (the “New Store Holdback Certificate”), presenting in reasonable detail the supporting data for such determination, and (B) a certificate of an authorized officer of Buyer that, to his or her knowledge, the calculation of the New Store Holdback Settlement was prepared using the same fiscal measurement periods and Accounting Policies, with consistent classifications, judgments and valuation and estimation methodologies, that were used in the preparation of the Financial Statements for the most recent fiscal year end; provided that, consistent therewith:
(2)    for any such Restaurant that was opened prior to the Closing, if Buyer voluntarily elects to close that Restaurant during normal business hours immediately following Closing in connection with Buyer’s assumption of ownership of that Restaurant under this Agreement, then an amount equal to (i) the average daily EBITDA during the fiscal month in which the closure occurred multiplied by (ii) the number of days of such closure, will be added to LTP EBITDA for the Restaurant; and
(3)    for any such Restaurant, being new Restaurants opened in conformity with Franchisor and Franchise Agreement requirements therefor, no adjustments to LTP EBITDA shall be made for additional depreciation or amortization with respect to additional post-Closing capital expenditures that Buyer elects to make.
After receipt of the New Store Holdback Certificate, Seller Representative shall have 30 days (the “Review Period”) to review the New Store Holdback Certificate. On or prior to the last day of the Review Period, Seller Representative may object to the New Store Holdback Certificate by delivering to Buyer a written statement setting forth Seller Representative’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller Representative’s disagreement therewith (the “Statement of Objections”). If Seller Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the New Store Holdback Certificate shall be deemed to have been accepted by Seller Representative and by Sellers and shall be final and binding. If Seller Representative delivers the Statement of Objections before the expiration of the Review Period, Buyer and Seller Representative shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the New Store Holdback Certificate with such changes as may have been previously agreed in writing by Buyer and Seller Representative, shall be final and binding. For the avoidance of doubt, if Seller Representative delivers the Statement of Objections before the expiration of the Review Period, Seller Representative shall be deemed to have agreed with all items and amounts in the New Store Holdback Certificate not specifically disputed in the Statement of Objections, and such items and amounts shall not be subject to further resolution hereunder.
(c)    Dispute Mechanism. If Seller Representative and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to the office of the Independent Accountants who shall resolve the Disputed Amounts only and make any determination as to the New Store Holdback Settlement. The Independent Accountants shall make a determination as soon as practicable within 30 days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the New Store Holdback Certificate shall be conclusive and binding upon the parties hereto and the New Store Holdback Settlement as determined hereby shall be paid by the appropriate party in the manner provided in Section 2.07(a). The Independent Accountants shall only decide the Disputed Amounts by the parties, and their decision for each Disputed Amount must be within the range of values assigned to each such item in the New Store Holdback Certificate and the Statement of Objections, respectively. The fees and expenses of the Independent Accountants shall be paid by Sellers, on the one hand, and Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Sellers or Buyer, respectively, bears to the aggregate amount actually contested by Seller Representative, on behalf of Sellers, and Buyer. For the avoidance of doubt, the fees and disbursements of each party’s accountants and other Representatives (other than the Independent Accountants) incurred in connection with the New Store Holdback Settlement shall be borne in accordance with Section 10.01.
(d)    Access to Books and Records. Each party and its accountants shall have full access to the relevant books and records of the other party, the personnel of, and work papers prepared by, the other party and/or the other party’s accountants to the extent that they relate to the New Store Holdback Settlement and to such historical financial information (to the extent in such other party’s possession) relating to the New Store Holdback Settlement as such first party may reasonably request for the purpose of preparing and reviewing the New Store Holdback Certificate and Statement of Objections; provided that such access shall be in a manner that does not interfere with the normal business operations of such other party; provided further, that neither party’s accountants shall be obligated to make any work papers available except in accordance with such accountants’ disclosure procedures and then only after the other party has signed an agreement relating to access to such work papers in form and substance acceptable to such accountants.
Section 2.08    Third Party Consents. To the extent that Sellers’ rights under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Sellers, at their expense, shall use their reasonable best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Sellers, to the maximum extent permitted by law and the Purchased Asset, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer. Notwithstanding any provision in this Section 2.08 to the contrary, Buyer shall not be deemed to have waived its rights under Section 7.02(h) (to the extent of Assigned Contracts and Permits therein identified as closing conditions) hereof unless and until Buyer either provides written waivers thereof or elects to proceed to consummate the transactions contemplated by this Agreement at Closing (but in any event such election to proceed to consummate the transactions contemplated by this Agreement at Closing shall be without prejudice Sellers’ post-Closing undertakings and obligations under this Section 2.08 and Buyer’s rights and remedies with respect thereto).
Section 2.09    Withholding. Buyer and the Escrow Agent will be entitled to deduct and withhold from the Purchase Price any withholding Taxes or other amounts required under the Code or any applicable Law to be deducted and withheld. To the extent any such amounts are so deducted and withheld, such amounts will be treated for all purposes of this Agreement and the Escrow Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
Section 2.10    Additional Future Restaurant Expenses.In addition to the five Restaurants that are the subject to the New Store Holdback, it is anticipated that between signing and Closing Sellers will take additional preliminary steps to develop the additional Buffalo Wild Wings franchised restaurants identified in Schedule 2.10 in order to comply with obligations under Sellers’ Development Agreements with Franchisor (the “Additional Future Restaurants”). During the period from the date hereof through the Closing, Sellers will consult with Buyer in advance and obtain the prior written consent of Buyer (which consent will not be unreasonably withheld) as to any proposed locations for such Additional Future Restaurants, including, as to any proposed contracts or other material commitments or obligations, including any leases, to be entered into in connection therewith, and as to any out-of-pocket expenses to be expended, in each case, with Buyer’s written decision with respect thereto to be delivered to Sellers’ within 10 Business Days of Sellers’ submission of such written request for approval to Buyer. To the extent Sellers incur with

Buyer’s consent any such additional commitments or contractual obligations and to the extent Sellers incur with Buyer’s consent any reasonable out-of-pocket expenses directly in connection therewith, Sellers shall at Closing assign to Buyer any such contracts as additional Assigned Contracts, and Buyer shall reimburse Sellers at Closing for any such approved out-of-pocket expenses actually incurred that were directly related to such Additional Future Restaurants as presented by Sellers to Buyer on an itemized and detailed schedule of such out-of-pocket expenses at least three Business Days before the Closing (the “Additional Future Restaurants Expenses”).
Section 2.11    Prorated Item Reconciliation.
(a)    In addition to the foregoing matters in this Article II, the Sellers and Buyer will pro rate, as of the effective time of Closing, based on the number of days elapsed in the applicable period, all Prorated Items (“Prorated Item” means: (i) water, gas, electricity and other utilities, common area maintenance reimbursements to lessors, merchants’ association dues, rents and other similar periodic charges under the Leases that are Assigned Contracts; (ii) prepaid cost or expense with respect to any Purchased Asset; or (iii) charge or payment based on a period of time of performance or possession under any Assigned Contract). Subject to Section 2.11(b), Buyer, on the one hand, and Sellers, on the other hand, will promptly (but in any event within five Business Days) after any such amount is determined to be owed, pay such amount to any other party hereunder and, if any such amount is owed to a third party, the receiving party shall remit the entire amount owed to the appropriate recipient within the time frame required by the Lease or such other Assigned Contract.
(b)    At least five Business Days prior to the Closing Date, Seller Representative will deliver to Buyer a written statement setting forth Sellers’ good faith calculation of all Prorated Items that are used, held for use or intended to be primarily used in, or that arise primarily out of the operation or conduct of the Business, and that have been paid in respect of any Restaurant prior to the Closing Date for a period that extends beyond the Closing Date, including the period covered by such prepayment, credit or deposit and attaching reasonably detailed supporting calculations thereof. If Buyer objects to all or a portion of Sellers’ estimate, then the parties will use good faith efforts to resolve such objection. At Closing, Buyer will reimburse Sellers for the agreed-upon prorated portion of Prorated Items, only to the extent applicable to, and for the benefit of Buyer with respect to, a period ending after the Closing Date.
ARTICLE III
CLOSING
Section 3.01    Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Cox Smith Matthews Incorporated, 112 E. Pecan St., Suite 1800, San Antonio, Texas at 10:00 a.m. local time on the third (3rd) Business Day after all of the conditions to Closing set forth in ARTICLE VII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as Sellers and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date”. The Closing shall be deemed effective as of 12:01 a.m. CDT on the Closing Date. Documents may be delivered at the Closing by electronic delivery, and the receiving Party may rely on the receipt of such documents so delivered as if the original had been received. Except as otherwise provided in this Agreement, all proceedings to be taken and all documents to be executed at the Closing will be deemed to have been taken, delivered, and executed simultaneously, and no proceeding will be deemed taken nor documents deemed executed or delivered until all have been taken, delivered, and executed.
Section 3.02    Closing Deliverables.
(e)    At the Closing, Sellers shall deliver to Buyer the following:
(5)    a bill of sale substantially in the form of Exhibit B hereto (the “Bill of Sale”) and duly executed by Sellers, transferring the tangible personal property included in the Purchased Assets to Buyer;
(6)    an assignment and assumption agreement substantially in the form of Exhibit C hereto (the “Assignment and Assumption Agreement”) and duly executed by Sellers, effecting the assignment to and assumption by Buyer of the Purchased Assets, including Assigned Contracts, and the Assumed Liabilities;
(7)    with respect to each Lease, an Assignment and Assumption of Lease substantially in the form of Exhibit D (each, an “Assignment and Assumption of Lease”), duly executed by Sellers and, if necessary, Sellers’ signatures shall be witnessed and/or notarized;
(8)    The Escrow Agreement substantially in the form of Exhibit A duly executed by Sellers;
(9)    the Sellers’ Closing Certificates;
(10)    the FIRPTA Certificates;
(11)    the certificates of the Secretary or Assistant Secretary of Sellers required by Section 7.02(e) and Section 7.02(f);
(12)    such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement;
(13)    a termination agreement with respect to the Management Agreements substantially in the form of Exhibit E (“Termination Agreement”) duly executed by Sellers and FMP, effective as of the Closing;
(14)    an interim beverage agreement, substantially in the form of Exhibit F-1 for each Restaurant located in Texas and substantially in the form of the Exhibit F-2 resolution and application for each Restaurant located in Hawaii, duly executed by the applicable Sellers, effective as of the Closing (each an “Interim Beverage Agreement”);
(15)    a transition services agreement, substantially in the form of Exhibit G (“Transition Services Agreement”), duly executed by FMP; and
(16)    to the extent necessary in accordance with Section 6.18, the Transition Restaurant Opening Management Agreement in form reasonably acceptable to Sellers and Buyer, duly executed by FMP on behalf of Sellers.
(f)    At the Closing, Buyer shall deliver to Sellers the following:
(4)    the Closing Date Payment;
(5)    the Assignment and Assumption Agreement duly executed by Buyer;
(6)    with respect to each Lease, an Assignment and Assumption of Lease duly executed by Buyer and, if necessary, Buyer’s signature shall be witnessed and/or notarized;
(7)    the Escrow Agreement duly executed by Buyer;
(8)    the Buyer Closing Certificate;
(9)    the certificates of the Secretary or Assistant Secretary of Buyer required by Section 7.03(e) and Section 7.03(f);
(10)    the Interim Beverage Agreements duly executed by Buyer;
(11)    the Transition Services Agreement duly executed by Buyer;
(12)    reimbursement, if any, to Seller Representative on behalf of Sellers of Additional Future Restaurant Expenses itemized in Schedule 2.10;
(13)    reimbursement, if any, to Seller Representative on behalf of Sellers of Prorated Items itemized in the schedule provided for in Schedule 2.11(b); and
(14)    to the extent necessary in accordance with Section 6.18, the Transition Restaurant Opening Management Agreement in form reasonably acceptable to Sellers and Buyer, duly executed by Buyer.
(g)    On or before the Closing, Sellers shall deliver to Franchisor termination agreements with respect to the Franchise Agreements, substantially in the form of Exhibit H (the “Mutual Termination and Release”), duly executed by the Sellers, Affiliates of Sellers identified therein, and Franchisor, and effective as of the Closing.
(h)    At the Closing, Buyer shall deliver the Indemnification Escrow Amount and the New Store Holdback to the Escrow Agent pursuant to the Escrow Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLERS
Sellers hereby represent and warrant to Buyer that the statements contained in this ARTICLE IV are true and correct as of the date hereof and as of the Closing (except those representations and warranties that address matters only as of a specified date, then as of that specified date).
Section 4.01    Organization and Qualification of Sellers. Each Seller Entity is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of domicile set forth on Schedule A-1 and has all necessary corporate or other similar power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Each Seller Entity is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.
Section 4.02    Authority of Sellers. Each Seller has all necessary corporate or other similar power and authority to enter into this Agreement and the other Transaction Documents to which such Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller of this Agreement and any other Transaction Document to which such Seller is a party, the performance by each Seller of its obligations hereunder and thereunder and the consummation by each Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or other similar action on the part of each such Seller. This Agreement has been duly executed and delivered by each Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of each Seller, enforceable against such Seller in accordance with its terms. When each other Transaction Document to which each Seller is or will be a party has been duly executed and delivered by such Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of such Seller enforceable against it in accordance with its terms.
Section 4.03    No Conflicts; Consents. The execution, delivery and performance by each Seller of this Agreement and the other Transaction Documents to which such Seller is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the certificate of formation, by-laws or other organizational documents of such Seller (if an entity); (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to such Seller, the Business or the Purchased Assets; or (c) except as set forth in Section 4.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Material Contract. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to such Seller in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act and as set forth in Section 4.03 of the Disclosure Schedules.
Section 4.04    Financial Statements. True and complete copies of the consolidated unaudited financial statements consisting of a trial balance of the Business as of the fiscal year-end for each of the fiscal years ended December 30, 2012, December 29, 2013 and December 28, 2014 and the related statements of income for the years then ended (the “Annual Financial Statements”), and unaudited consolidated financial statements consisting of the trial balance of the Business as of February 22, 2015 and the related statements of income for the interim period then ended (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”) have been delivered to Buyer and are included in Section 4.04 of the Disclosure Schedules. The Financial Statements have been prepared in accordance with the Accounting Policies applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments, the effect of which will not, individually or in the aggregate, be materially adverse. The Financial Statements accurately present in all material respects the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. The trial balance of the Business as of December 28, 2014 is referred to herein as the “Trial Balance” and the date thereof as the “Trial Balance Date”.
Section 4.05    Absence of Certain Changes, Events and Conditions. Except as set forth on Section 4.05 of the Disclosure Schedules, since the Trial Balance Date, the Business has not undergone any event, occurrence, fact, condition or change in the assets, properties, liabilities, financial condition, or operations of the Business so as to cause, or any event or circumstance that could reasonably be expected to result in, a Material Adverse Effect. Except as set forth on Section 4.05 of the Disclosure Schedules, from the Trial Balance Date until the date of this Agreement, the Sellers have operated the Business in the ordinary course of business in all material respects and there has not been, with respect to the Business, any:
(e)    incurrence of any indebtedness for borrowed money in connection with the Business except for unsecured current trade obligations and liabilities incurred in the ordinary course of business;
(f)    change in any method of accounting or accounting practice of the Business (including with respect to reserves), except as required applicable Law or as disclosed in the notes to the Financial Statements, or any pricing policies, payment or credit practices, failure to pay any creditor any material amount owed to such creditor when due or grant any extensions of credit other than in the ordinary course;
(g)    sale or other disposition of any of the Purchased Assets shown or reflected in the Trial Balance, except for the sale of Inventory in the ordinary course of business and except for the disposition in the ordinary course of obsolete or damaged equipment;
(h)    cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets, except in the ordinary course of business;

(i)    approve any new capital expenditures in an aggregate amount exceeding $250,000, other than capital expenditures set forth on the annual budget for the Business as made available to Buyer;
(j)    enter into any material transaction with any Seller (or any Affiliate or Family Member of such Seller, or any Affiliate of such Family Member);
(k)    entrance into, adoption, termination, modification, renewal or amendment in material respect (including by accelerating material rights or benefits under) of any Material Contracts;
(l)    settlement, agreement to settle, waiver or other compromise related to any pending or threatened Actions (A) involving potential payments by or to the Sellers of more than $250,000 in aggregate, (B) that admit liability or consent to non-monetary relief, or (C) that otherwise are or would reasonably be expected to be material;
(m)    change or revocation of any material Tax election; election or change in any method of accounting for Tax purposes; settlement of any Action in respect of Taxes; or any Contract in respect of Taxes with any Governmental Authority;
(n)    imposition of any Encumbrance upon any of the Purchased Assets, except for Permitted Encumbrances;
(o)    increase in the compensation of any Employees, other than as provided for in any written agreements or in the ordinary course of business consistent with past policy of the Sellers;
(p)    adoption, termination, amendment or modification of any Benefit Plan, the effect of which in the aggregate would increase the obligations of Sellers by more than 5% percent above its existing annual obligations to such plans;
(q)    adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;
(r)    purchase, lease or other acquisition of any property or asset that constitutes a Purchased Asset for an amount in excess of $250,000, except for purchases of Inventory or supplies in the ordinary course of business and except for expenditures required for the opening of the new Restaurants identified on Section 2.07 of the Disclosure Schedules; or
(s)    any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.
Section 4.06    Material Contracts.

(a)    Section 4.06(a) of the Disclosure Schedules lists each of the following Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which any Seller is a party or by which it is bound in connection with the Business or the Purchased Assets (together with all Leases listed in Section 4.09(a) of the Disclosure Schedules and all Intellectual Property Licenses listed in Section 4.10(a) of the Disclosure Schedules, being collectively referred to herein as the “Material Contracts”):
(15)    all Contracts involving aggregate consideration in excess of $50,000 per annum which cannot be cancelled without penalty or without more than 90 days’ notice;
(16)    all Contracts that relate to the sale of any assets in the categories of the Purchased Assets for consideration in excess of $50,000, other than in the ordinary course of business;
(17)    except for agreements relating to trade receivables, all Contracts relating to indebtedness (including guarantees), in each case having an outstanding principal amount in excess of $50,000;
(18)    all Contracts that provide for the indemnification of any Person or the assumption of any Tax, environmental or other liability of any Person;
(19)    all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);
(20)    all broker, distributor, sales promotion, market research, marketing consulting and advertising Contracts involving aggregate consideration in excess of $50,000 or which cannot be cancelled without penalty or without more than 60 days’ notice;
(21)    other than the Franchise Agreements, all Contracts with respect to the Business that limit or purport to limit the ability of any Seller to compete in any line of business or with any Person or in any geographic area or during any period of time;
(22)    all Contracts with respect to the Business, on the one hand, and any Seller (or any Affiliate or Family Member of such Seller, or any Affiliate of such Family Member), on the other hand;
(23)    any Contract containing covenants that in any way purport to (A) restrict any business activity (including the solicitation, hiring or engagement of any Person or the solicitation of any customer) of the Business, or of any Seller or any Affiliate thereof with respect to the Business, or (B) limit the freedom of the Business, or of any Seller or any Affiliate thereof with respect to the Business to engage in any line of business or compete with any Person;

(24)    any Contract pursuant to which a partnership or joint venture was established;
(25)    any Contract under which the Sellers have permitted any material asset of the Business to become encumbered (other than by a Permitted Encumbrance);
(26)    any Contract providing for the employment or engagement of any executive, officer, or director, at an annual rate of compensation in excess of $100,000;
(27)    any Contract relating to confidentiality or non-competition (whether the Business is subject to or the beneficiary of such obligations);
(28)    all collective bargaining agreements or Contracts with any labor organization, union or association; and
(29)    any other Contract material to the Business or that will be a Purchased Asset or an Assumed Liability pursuant to this Agreement.
(b)    Except as set forth on Section 4.06(b) of the Disclosure Schedules, each Material Contract is valid and binding on each Seller that is a party thereto in accordance with its terms and is in full force and effect. No Seller or, to Sellers’ Knowledge, any other party thereto is in breach of or default in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. Complete and correct copies of each Material Contract (including all amendments thereto) have been made available to Buyer.
Section 4.07    Title to Tangible Personal Property. Sellers have good and valid title to, or a valid leasehold interest in, all Tangible Personal Property included in the Purchased Assets, free and clear of Encumbrances except for Permitted Encumbrances and, subject to obtaining and making all applicable Consents set forth in Section 4.03 of the Disclosure Schedules, Sellers shall convey to Buyer such Purchased Assets at the Closing, free and clear of Encumbrances except for Permitted Encumbrances.
Section 4.08    Condition and Sufficiency of Assets. Except as set forth in Section 4.08 of the Disclosure Schedules, the buildings, furniture, fixtures, equipment, and other items of tangible personal property included in the Purchased Assets are structurally sound, are in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are currently being put, subject to ordinary, routine maintenance and repairs. Except as set forth on Section 4.08 of the Disclosure Schedules, the Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted.
Section 4.09    Real Property.

(c)    Section 4.09(a) of the Disclosure Schedules sets forth all real property leased by Sellers and used in connection with the Business (collectively, the “Leased Real Property”), and a list, as of the date of this Agreement, of all leases for such Leased Real Property (collectively, the “Leases”). The Sellers do not own any real property.
(d)    Except as set forth on Section 4.09(b) of the Disclosure Schedules, there are no existing or pending, or to Sellers’ Knowledge, threatened (i) condemnation proceedings affecting any of the Leased Real Property, or (ii) zoning, building code or other moratorium proceedings, or similar matters which would reasonably be expected to materially and adversely affect the ability to operate the Leased Real Property as currently operated. Except as set forth on Section 4.09(b) of the Disclosure Schedules, since January 1, 2014, neither the whole nor any material portion of any Leased Real Property has been damaged or destroyed by fire or other casualty.
(e)    There are no contracts, commitments, agreement or undertakings under which the Business has granted to any Person the right of use or occupancy of any of the Leased Real Property and there is no Person (other than the Business) in possession of any of the Leased Real Property.
Section 4.10    Intellectual Property.
(a)    Section 4.10(a) of the Disclosure Schedules lists all Intellectual Property Registrations of any of the Sellers used in connection with the Business and Intellectual Property Licenses to which any of the Sellers is a party and used in connection with the Business. Except as set forth in Section 4.10(a) of the Disclosure Schedules, Sellers own or have the right to use all Intellectual Property necessary to conduct the Business as currently conducted.
(b)    Except as set forth in Section 4.10(b) of the Disclosure Schedules, (i) Sellers’ conduct of the Business as currently conducted does not infringe, violate, dilute or misappropriate the Intellectual Property of any Person; (ii) there is no Action pending or, to Sellers’ Knowledge, threatened against Sellers or the Business, or any outstanding request, demand or invitation to license received by Sellers in writing, claiming infringement, misappropriation or violation of the Intellectual Property rights of any other Person with respect to the Intellectual Property Assets and (iii) no Person is infringing, violating, diluting or misappropriating any Intellectual Property Assets; provided, however, Sellers make no representations hereunder as to their right to use Intellectual Property licensed to Sellers pursuant to the terms of the Franchise Agreements without violation or infringement of the rights of third parties other than Franchisor.
Section 4.11    Inventory. All Inventory, whether or not reflected in the Trial Balance, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All Inventory is owned by Sellers free and clear of all Encumbrances, and no Inventory is held on a consignment basis. The quantities of each item of Inventory (whether raw materials, work-in-

process or finished goods) on hand at each Restaurant are reasonable and in conformity with the Sellers’ ordinary course of business consistent with past practice.
Section 4.12    Legal Proceedings; Governmental Orders.
(a)    Except as set forth in Section 4.12(a) of the Disclosure Schedules and except for claims or Actions covered by the Sellers’ insurance policies, there are no, and during the past three (3) years there have been no, Actions pending or, to Sellers’ Knowledge, threatened against or by any Seller relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities.
(b)    Except as set forth in Section 4.12(b) of the Disclosure Schedules, there are no, and during the past three (3) years there have been no, outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Business or the Purchased Assets.
Section 4.13    Compliance With Laws; Permits.
(a)    Except as set forth in Section 4.13(a) of the Disclosure Schedules, Sellers are, and during the past three (3) years have been, in compliance in all material respects with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.
(b)    All Permits required for Sellers to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Sellers and are valid and in full force and effect.
Section 4.14    Environmental Matters.
(a)    Except as set forth in Section 4.14(a) of the Disclosure Schedules, the operations of Sellers with respect to the Business and the Purchased Assets are, and during the past three (3) years have been, in compliance in all material respects with applicable Environmental Laws. No Seller has received from any Person, with respect to the Business or the Purchased Assets, any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements.
(b)    Except as set forth in Section 4.14(b) of the Disclosure Schedules, Sellers have obtained and are, and during the past three (3) years have been, in compliance in all material respects with all Environmental Permits (each of which is disclosed in Section 4.14(b) of the Disclosure Schedules) necessary for the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets.
(c)    Except as set forth in Section 4.14(c) of the Disclosure Schedules, there has been no Release of Hazardous Materials in contravention of Environmental Law by the Sellers or the Business at or on, or with respect to, the Purchased Assets, any Leased Real Property or elsewhere, or at or on any property formerly owned, leased, or operated by

Sellers or the Business, or any of their predecessors, for which Release the Business reasonably could be expected to have material liability pursuant to any applicable Environmental Law, and no Seller has received any Environmental Notice that the Business or any of the Purchased Assets or Leased Real Property has been contaminated with any Hazardous Material which would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, such Seller.
Section 4.15    Employee Benefit Matters.
(a)    Section 4.15(a) of the Disclosure Schedules contains a list of each material benefit, retirement, employment, compensation, incentive, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off and fringe-benefit agreement, plan, policy and program in effect and covering one or more Employees, former employees of the Business, or the beneficiaries or dependents of any such Persons, and that is maintained, sponsored, contributed to, or required to be contributed to by any Seller or any ERISA Affiliate of any Seller, or under which any Seller or any such ERISA Affiliate has any material liability for premiums or benefits (as listed on Section 4.15(a) of the Disclosure Schedules, each, a “Benefit Plan”).
(b)    Except as set forth in Section 4.15(b) of the Disclosure Schedules, each Benefit Plan complies in all material respects with all applicable Laws (including ERISA and the Code and the regulations promulgated thereunder). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the Internal Revenue Service or, with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to Sellers’ Knowledge, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable. With respect to any Benefit Plan, no event has occurred or, to Sellers’ Knowledge, is reasonably expected to occur that has resulted in or would subject any Seller or any ERISA Affiliate to a Tax under Section 4971 of the Code or the Purchased Assets to a lien under Section 430(k) of the Code. All benefits, contributions and premiums required by and due under the terms of each Benefit Plan or applicable Law have been timely paid in accordance with the terms of such Benefit Plan and the terms of all applicable Laws. Except as set forth in Section 4.15(b) of the Disclosure Schedules, each Benefit Plan of the Sellers that is a “group health plan” as defined by ERISA, the Code or the Affordable Care Act is in all material respects in compliance with the group market reform and shared employer responsibility provisions of the Affordable Care Act, Section 4980D of the Code and the regulations issued thereunder. To the Sellers’ Knowledge, there are no facts or circumstances that would cause any Seller or any of its affiliates to be subject to fines, penalties or sanctions under the Affordable Care Act, Section 4980D of the Code and the regulations issued thereunder.

(c)    Except as set forth in Section 4.15(c) of the Disclosure Schedules, no Benefit Plan: (i) is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; or (ii) is a “multi-employer plan” (as defined in Section 3(37) of ERISA). Sellers have not: (A) withdrawn from any pension plan under circumstances resulting (or expected to result) in liability; or (B) engaged in any transaction which would give rise to a liability under Section 4069 or Section 4212(c) of ERISA.
(d)    Except as set forth in Section 4.15(d) of the Disclosure Schedules and other than as required under Section 4980B of the Code or other applicable Law, no Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).
(e)    Except as set forth in Section 4.15(e) of the Disclosure Schedules, no Benefit Plan exists that could: (i) result in the payment to any Employee or consultant of the Business of any money or other property; (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Employee, director or consultant of the Business; or (iii) limit or restrict the ability of Buyer or its Affiliates to merge, amend or terminate any Benefit Plan, in each case, as a result of the execution of this Agreement. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.
Section 4.16    Employment Matters.
(a)    Except as set forth in Section 4.16(a) of the Disclosure Schedules, all compensation, including wages, commissions and bonuses payable to all employees, independent contractors or consultants of the Business for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of Sellers with respect to any compensation, commissions or bonuses.
(b)    No Seller is a party to, or is bound by, any collective bargaining or other agreement with a labor organization representing any of the Employees. No Employee is represented by a labor union and to Sellers’ Knowledge no petition has been filed or proceedings instituted by any Employee or group of Employees with any labor relations board seeking recognition of a bargaining representative.
(c)    Since January 1, 2012, there has not been nor, to Sellers’ Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime, or other similar labor activity or dispute affecting Sellers and any of their Employees.
(d)    Sellers are, and during the past three (3) years have been, in compliance, in all material respects, with all applicable Laws pertaining to employment and employment practices to the extent they relate to the Employees, including wages and hours and the classification and payment of employees and independent contractors. During the past three (3) years, the Business has not incurred any material liability arising from the misclassification of employees as independent contractors and/or from the misclassification of employees as exempt from the requirements of the Fair Labor Standards Act or similar state Laws.
(e)    True and complete information as to the name, current job title and compensation of all current regional and unit managers of the Business and any other members of management transferring with the Business has been provided to Buyer. To Sellers’ Knowledge, no such manager or other member of management or any group employees of the Business has given written notice of termination of employment or of intent to terminate employment within the next twelve (12) months. No regional or unit manager is employed under a non-immigrant work visa or other work authorization that is limited in duration. The Business has not, during the ninety (90) day period prior to the date hereof, taken any action that would constitute a “Mass Layoff” or “Plant Closing” within the meaning of the WARN Act or similar state Law.
Section 4.17    Taxes.
(a)    Except as set forth in Section 4.17 of the Disclosure Schedules, Sellers have filed (taking into account any valid extensions) all Tax Returns with respect to the Purchased Assets or the Business required to be filed by Sellers. All such Tax Returns were true, correct and complete in all material respects. Sellers have timely paid all Taxes owed and which have become due and payable with respect to the Purchased Assets or the Business, whether or not shown on any Tax Return. No Seller is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns (i) obtained in the ordinary course of business and (ii) in the case of extensions of Tax Returns of the Seller Entities, which have been set forth in Section 4.17 of the Disclosure Schedules. No claim has ever been made by a taxing authority in a jurisdiction where any Seller does not file Tax Returns that such Seller is or may be subject to taxation by or required to file Tax Returns in that jurisdiction, and to the Knowledge of the Sellers, there is no basis for any such claim to be made. There are no Encumbrances with respect to Taxes upon any Purchased Asset other than Permitted Encumbrances for current Taxes not yet due and payable. Sellers have not waived any statute of limitations or agreed to any extension of time for an assessment, deficiency, or adjustment with respect to any Taxes or Tax Returns relating to, or which include income, gain, or loss relating to, the Purchased Assets or the Business.
(b)    All taxes required to be withheld on or prior to the Closing from Employees of the Business for income Taxes and employment Taxes have been or will have been, as applicable, properly withheld and, if required on or prior to the Closing, have been or will have been, as applicable, deposited with the appropriate Governmental Authority. Each Seller has withheld and paid all other Taxes required to be withheld and paid in connection with amounts paid or owing to any independent contractor, creditor, partner, or other third party.

(c)    There are no pending or, to the Knowledge of the Sellers, threatened audits, suits, proceedings, actions or claims for or relating to any liability in respect of Taxes or Tax Returns related to the Purchased Assets or Business, nor has any Seller received any notice from any Governmental Authority indicating that such authority intends to conduct such an audit or investigation relating to the Purchased Assets or Business or to Tax Returns which include income, gain, or loss relating to the Purchased Assets or Business.
(d)    No Seller has received, prior to the date of this Agreement, any written notice of any claim or assessment from any Governmental Authority for deficiencies for Taxes or adjustments to Tax Returns related to the Purchased Assets or Business or to Tax Returns which include income, gain, or loss relating to the Purchased Assets or Business that has not been resolved or paid in full.
(e)    No claim or nexus inquiry to any Seller has been made by a Governmental Authority in a jurisdiction in which such Seller does not file a Tax Return indicating or alleging that the Purchased Assets or the Business are or may be subject to taxation or the requirement to file Tax Returns by that jurisdiction.
(f)    No Seller is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.
(g)    No Seller Entity is party to or bound by any Tax sharing, Tax allocation or Tax indemnification agreement and no Seller Entity is liable for Taxes of another person under Treasury Regulations Section 1.1502-6 (or similar provision of state, local or foreign Law) as successor or transferee, under contract or otherwise.
(h)    Each Seller Entity is and has been since its formation classified for federal income tax purposes as either a partnership or a disregarded entity under the Code.
Section 4.18    Brokers. Except for J.H. Chapman Group, LLC, whose fees and expenses will be paid by Sellers pursuant to Section 10.01, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Sellers.
Section 4.19    Suppliers. Section 4.19 of the Disclosure Schedules sets forth a complete and accurate list of the ten (10) largest suppliers of materials, products or services to the Business (measured by the aggregate amount purchased by the Business) during the fiscal year ended on the Trial Balance Date, indicating the Contracts for continued supply from each such supplier. Except as disclosed on Section 4.19 of the Disclosure Schedules, none of such suppliers has cancelled, terminated or otherwise materially altered (including any material reduction in the rate or amount of sales or purchases or material increase in the prices charged or paid, as the case may be) or notified Sellers of any intention to do any of the foregoing or, to the Knowledge of Sellers, otherwise threatened in writing to cancel, terminate or materially alter (including any material reduction in the rate or amount of sales or purchases or material increase in the prices charged or paid as the case may be) its relationship with the Sellers.

Section 4.20    Related Party Transactions. Except for the matters disclosed on Section 4.20 of the Disclosure Schedules, no Seller or Affiliate of any Seller and no officer or director (or equivalent) of the Business (or, to Sellers’ Knowledge, any Family Member of any such Person who is an individual or any entity in which any such Person or any such Family Member thereof owns a material interest): (a) has any material interest in any material asset or property owned or leased by the Business or used in connection with the Business or (b) has engaged in any material transaction, arrangement or understanding with the Business (other than payments made to, and other compensation provided to, officers and directors (or equivalent) in the ordinary course of business consistent with past practice).
Section 4.21    Full Disclosure; No Other Representations and Warranties. No representation or warranty by Sellers in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading. Sellers have provided Buyer with correct and complete copies of all documents listed or described in the Disclosure Schedules. Notwithstanding the foregoing, (a) Buyer may only rely on the most recent version of any information Sellers furnish to Buyer that supersedes previous information provided to Buyer, and (b) subject to the next sentence, no Seller will be liable with respect to financial projections or estimates of the Business’ future performance. All projections and estimates that have been provided to Buyer at the time of creation were reasonably made in good faith based on what Sellers believed, to their Knowledge, to be reasonable assumptions at the time such assumptions were made. Notwithstanding the foregoing, this Section 4.21 shall in no way limit the indemnification rights of Buyer under ARTICLE VIII of this Agreement or for claims of fraud.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to Sellers that the statements contained in this ARTICLE V are true and correct as of the date hereof and, subject to Section 7.03(a), as of the Closing (except those representations and warranties that address matters only as of a specified date, then as of that specified date).
Section 5.01    Organization and Authority of Buyer. Buyer is a Minnesota corporation duly organized, validly existing and in good standing under the Laws of the state of Minnesota.
Section 5.02    Authority of Buyer. Buyer has all necessary corporate or similar power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or other similar action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Sellers) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.
Section 5.03    No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the certificate of formation, by-laws or other organizational documents of Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party, except in the case of clauses (a) – (c), as would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act.
Section 5.04    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.
Section 5.05    Legal Proceedings. As of the date hereof, there are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.
ARTICLE VI
COVENANTS
Section 6.01    Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Sellers shall (a) conduct the Business in the ordinary course of business; and (b) use commercially reasonable efforts to maintain and preserve intact their current Business organization and operations and to preserve the rights, franchises, goodwill and relationships of its Employees, Franchisor, customers, lenders, suppliers, regulators and others having relationships with the Business. From the date hereof until the Closing Date, except as consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), no Seller shall (x) take any action that would cause any of the changes, events or conditions described in Section 4.05 to occur or (y) take or omit to take any action that would cause any of the representations and warranties in ARTICLE IV to be untrue at, or as of any time prior to, the Closing Date.

Section 6.02    Access to Information. From the date hereof until the Closing, Sellers shall (a) afford Buyer and its Representatives reasonable access to and the right to inspect all of the Leased Real Property, properties, assets, premises, Books and Records, Assigned Contracts and other documents and data related to the Business; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyer or its Representatives may reasonably request; and (c) instruct the Representatives of Sellers to cooperate with Buyer in its investigation of the Business; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to Seller Representative, under the supervision of Sellers’ personnel and in such a manner as not to interfere with the conduct of the Business or any other businesses of Sellers. All requests by Buyer for access pursuant to this Section 6.02 shall be submitted or directed exclusively to Seller Representative or such other individuals as Seller Representative may designate in writing promptly after the date hereof. Notwithstanding anything to the contrary in this Agreement, Sellers shall not be required to disclose any information to Buyer if such disclosure would, in Seller Representative’s reasonable determination, with advice of counsel: (y) jeopardize any attorney-client or other privilege; or (z) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement; provided that in the event access is to be denied pursuant to this sentence, the Sellers shall notify Buyer, and Buyer shall cooperate to implement any commercially reasonable procedures reasonably requested by Buyer designed to both allow for any such examination and avoid such conflict.
Section 6.03    Supplement to Disclosure Schedules. From time to time prior to the Closing, Sellers shall have the right (but not the obligation) to supplement or amend the Disclosure Schedules hereto with respect to any matter first arising after the date hereof (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement, other than of a Material Adverse Effect (the disclosure of which will have no effect), will amend and supplement the appropriate Disclosure Schedules delivered on the date hereof solely for purposes of the conditions to Closing set forth in Sections 7.02(a) and 7.02(b) and Buyer’s ability to terminate this Agreement pursuant to Section 9.01(c)(1). The delivery of a Schedule Supplement will not be deemed to limit Buyer’s ability to make a claim for indemnification against Sellers or any other Person.
Section 6.04    Employees and Employee Benefits.
(c)    Buyer shall, or shall cause an Affiliate of Buyer to, offer employment effective on the Closing Date, to substantially all Employees, including Employees who are absent due to vacation, family leave, short-term disability or other approved leave of absence (the Employees who accept such employment and commence employment on the Closing Date, the “Transferred Employees”).
(d)    Sellers shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former Employee, independent contractor or consultant of the Business, including hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Sellers at any time on or prior to the Closing and Sellers shall pay all such amounts to all entitled persons on or prior to the Closing Date.

(e)    With respect to any employee benefit plan maintained by Buyer or an Affiliate of Buyer (collectively, “Buyer Benefit Plans”) for the benefit of any Transferred Employee, effective as of the Closing, Buyer shall, or shall cause its Affiliate to, recognize all service of the Transferred Employees with Sellers, as if such service were with Buyer, for vesting, eligibility and accrual purposes; provided, however, such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits or (y) such service was not recognized under the corresponding Benefit Plan.
(f)    Buyer shall cause a defined contribution plan maintained or sponsored by the Buyer or an Affiliate of Buyer (“Buyer 401(k) Plan”) to allow each Transferred Employee to make a “direct rollover” to the Buyer 401(k) Plan of the account balances of such Transferred Employee (including promissory notes evidencing any outstanding loans) under the any defined contribution plan maintained or sponsored by the Sellers if such direct rollover is elected in accordance with applicable Law by the Transferred Employee.
(g)    Effective as of the Closing, the Transferred Employees shall cease active participation in the Benefit Plans. Sellers shall remain liable for all eligible claims for benefits under the Benefit Plans that are incurred by the Employees prior to the Closing Date. For purposes of this Agreement, the following claims shall be deemed to be incurred as follows: (i) life, accidental death and dismemberment, short-term disability, and workers’ compensation insurance benefits, on the event giving rise to such benefits; (ii) medical, vision, dental, and prescription drug benefits, on the date the applicable services, materials or supplies were provided; and (iii) long-term disability benefits, on the eligibility date determined by the long-term disability insurance carrier for the plan in which the applicable Employee participates.
(h)    Buyer and Sellers intend that the transactions contemplated by this Agreement should not constitute a separation, termination or severance of employment of any Employee who accepts an employment offer by Buyer and that each such Employee will have continuous employment immediately before and immediately after the Closing.
(i)    This Section 6.04 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.04, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.04. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 6.04 shall not create any right in any Transferred Employee or any other Person to any continued employment with Buyer or any of its Affiliates or compensation or benefits of any nature or kind whatsoever.
(j)    Sellers have complied in all material respects with the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) and, in reliance on Buyer’s commitments under Section 6.04(a), have no plans to undertake any action as of the Closing that would trigger the WARN Act.

(k)    Buyer agrees that on and after the Closing it shall comply with the WARN Act and any applicable state or local plant closing and layoff Law that govern the Restaurant employment sites of Buyer. Buyer agrees to indemnify and hold harmless the Sellers from and against any and all Losses incurred by the Sellers in connection with or arising from any failure to comply with the WARN Act or any applicable Law relating, in whole or in part, to actions taken, or the failure to take action, by Buyer or any of its Affiliates on or after the Closing with respect to any plant, restaurant or site closure or layoff.
Section 6.05    Confidentiality.
(a)    Buyer agrees that prior to the Closing, Buyer and its agents and Representatives will not use for its or their own benefit (except when required by law) and shall hold in strict confidence and not disclose any data or information relating to the Sellers obtained from the Sellers or any of their Representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that Buyer can show that such information (a) is generally available to and known by the public through no fault of Buyer, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by Buyer or any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If the transactions contemplated by this Agreement are not consummated for any reason, Buyer shall return to the Sellers (or if requested by the Sellers, destroy) all such data and information and any copies thereof as soon as practicable. Notwithstanding the foregoing, Buyer and its Affiliates may, prior to the Closing, upon written notice to the Sellers, make any disclosure as required pursuant to the rules of any applicable Governmental Authority. If the transactions contemplated by this Agreement are not consummated, the foregoing provisions related to obligations of Buyer pursuant to this Section 6.05 shall survive the termination of this Agreement and apply to the same extent as during the pre-Closing period.
(b)    From and after the Closing, Sellers shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that Sellers can show that such information (a) is generally available to and known by the public through no fault of Sellers, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by any such Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If any Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which such Seller is advised by its counsel in writing is legally required to be disclosed; provided that such Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.
Section 6.06    No Solicitation of Other Bids.

(a)    Sellers shall not, and shall not authorize or permit any of their Affiliates or any of their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Sellers shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any material portion of the Business or the Purchased Assets.
(b)    In addition to the other obligations under this Section 6.06, Sellers shall promptly (and in any event within three Business Days after receipt thereof by any of Sellers, Seller Representative or their Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.
(c)    Sellers agrees that the rights and remedies for noncompliance with this Section 6.06 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.
Section 6.07    Governmental Approvals and Third Party Consents.
(f)    Each party hereto shall, as promptly as possible, use its reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals. Each party hereto agrees to make an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated by this Agreement after the Diligence Start Date, but in any event no later than thirty (30) days after the Diligence Start Date, and to supply as promptly as practicable to the appropriate Governmental Authority any additional information and documentary material that may be requested pursuant to the HSR Act.

(g)    All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between any Seller or Buyer with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law, or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.
(h)    Sellers and Buyer shall use reasonable best efforts to give all notices to, and obtain all authorizations, consents, waivers or approvals from, all third parties that are described in Section 4.03 of the Disclosure Schedules; provided, however, that neither Buyer nor Sellers shall be obligated to pay any consideration therefor to any third party from whom consent or approval is requested other than as set forth in Section 10.01.
Section 6.08    Books and Records.
(c)    For a period of seven years after the Closing, Buyer shall, solely for reasonable business purposes:
(1)    retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Sellers; and
(2)    upon reasonable notice, afford the Seller Representative or other Representatives of Sellers reasonable access (including the right to make, at Sellers’ expense, photocopies), during normal business hours, to such Books and Records.
(d)    For a period of seven years after the Closing, Sellers shall:
(1)    retain the books and records (including personnel files) of Sellers which relate to the Business and its operations for periods prior to the Closing; and
(2)    upon reasonable notice, afford Buyer’s Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.
(e)    Neither Buyer nor any Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.08 where such access would (i) jeopardize any attorney-client or other privilege; or (ii) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement.
Section 6.09    Closing Conditions. From the date hereof until the Closing, each party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions of the other party set forth in ARTICLE VII hereof. From the date of the Agreement until the Closing Date, the Sellers will give Buyer prompt written notice upon becoming aware of any material development affecting the assets, liabilities, financial condition, or operations of the Business, or any event or circumstance that could reasonably be expected to result in a breach of, or inaccuracy in, any of the Sellers’ representations, warranties, covenants or agreements.
Section 6.10    Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.
Section 6.11    Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer. This Section 6.11 shall not affect any party’s rights to indemnification under ARTICLE VIII.
Section 6.12    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Sellers when due. Sellers shall, at their own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary). The parties agree to reasonably cooperate with each other in connection with the preparation and filing of such Tax Returns.
Section 6.13    Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.
Section 6.14    Non-competition; Employee Nonsolicitation.
(f)    Sellers and the other Persons identified in the Franchise Agreements are and will be subject to the noncompete covenants included in the Franchise Agreements for the periods specified in the Franchise Agreements.

(g)    For a period of three (3) years following the Closing Date (the “Restricted Period”), Sellers shall not, and shall not permit or cause, or encourage, any of their respective Affiliates to, directly or indirectly, recruit, offer employment, employ or engage as a consultant any Person who is offered employment by Buyer pursuant to Section 6.04(a) or is or was employed in the Business during the Restricted Period, or encourage any such Person to leave such employment or hire any such Person who has left such employment, or lure or entice away, or in any other manner persuade or attempt to persuade, any such Person to leave the employ of Buyer, except pursuant to a general solicitation which is not directed specifically to any such Person; provided that nothing in this Section 6.14 shall prevent any Seller or any Affiliate thereof from hiring any employee whose employment has been terminated by Buyer or any hourly non-managerial employee who has responded to an unsolicited general advertisement or solicitation.
(h)    Sellers acknowledge that a breach or threatened breach of this Section 6.14 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agree that in the event of a breach or a threatened breach by Sellers of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond). If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.14 is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.
Section 6.15    Tax Clearance Certificates. If requested by Buyer, Sellers shall notify all of the taxing authorities in the jurisdictions that impose Taxes on Sellers or where any Seller has a duty to file Tax Returns of the transactions contemplated by this Agreement in the form and manner required by such taxing authorities, if the failure to make such notifications or receive any available tax clearance certificate (a “Tax Clearance Certificate”) could subject Buyer to any Taxes of any Seller. If any taxing authority asserts that any such Seller is liable for any Tax, such Seller shall promptly pay any and all such amounts (or, to the extent procedures exist that permit the issuance of any such Tax Clearance Certificate or for Buyer to realize the benefits of such a Tax Clearance Certificate upon such Seller’s posting of a bond or other surety for such Tax liability shall pursue available administrative or other procedures to contest such Tax liability) and shall provide evidence to Buyer that such liabilities have been paid in full or otherwise satisfied.
Section 6.16    Taxes.
(a)    Tax Returns of the Sellers. The Sellers shall prepare or cause to be prepared all Tax Returns for periods ending on or before the Closing Date with respect to the Purchased Assets and the Business (“Seller Prepared Tax Returns”). All Tax Returns required to be filed pursuant to this Section 6.16(a) shall be filed in a manner consistent with prior practices unless otherwise required by applicable Law. Each Seller shall timely file or cause to be timely filed all such Seller Prepared Tax Returns and shall timely pay or cause to be timely paid all such Taxes due with respect to such Seller Prepared Tax Returns.
(b)    Tax Returns of the Buyer. To the extent permitted under applicable Law, the Buyer shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns with respect to the Purchased Assets and the Business for any Straddle Period ending after the Closing Date (“Buyer Prepared Tax Returns”). All Tax Returns required to be filed pursuant to this Section 6.16(b) shall be filed in a manner consistent with prior practices, unless (i) otherwise required by applicable Law or (ii) the Buyer concludes that there is not substantial authority for such position. The Buyer shall provide to Seller Representative drafts of any Buyer Prepared Tax Returns involving a Straddle Period at least fifteen (15) days prior to the filing deadline for Seller Representative review, comment and approval (which approval shall not be unreasonably withheld conditioned or delayed). The Seller Representative (on behalf of the Sellers) shall promptly pay, or cause to be promptly paid, to the Buyer the amount of such Tax for which the Sellers are responsible pursuant to this Agreement for any such Buyer Prepared Tax Return, to the extent not paid at or before the Closing.
(c)    Tax Refunds. The Buyer shall pay to the Seller Representative any refunds of Taxes with respect to the Purchased Assets that relate to a Pre-Closing Tax Period (in the case of a Straddle Period, only to the extent related to Taxes described in Section 6.16(d), net of any Taxes expected to be payable by the Buyer or any of its Affiliates that result from the receipt of such refund and costs associated with obtaining such refund. The Buyer shall make payment of any such refund described in the first sentence of this Section 6.16(c) to the Seller Representative within thirty (30) days of the actual receipt of such refund. The Seller Representative (on behalf of the Sellers) shall pay to the Buyer any refunds of Taxes with respect to the Purchased Assets that relate to any period ending after the Closing (in the case of a Straddle Period, only to the extent related to Taxes described in Section 6.16(d), net of any Taxes expected to be payable by the Sellers that result from the receipt of such refund and costs associated with obtaining such refund. The Seller Representative shall make payment of any such refund described in the third sentence of this Section 6.16(c) to the Buyer within thirty (30) days of the actual receipt of such refund.
(d)    Apportionment. For purposes of this Agreement, any property or ad valorem or similar Taxes with respect to the Purchased Assets for any Straddle Period shall be apportioned between the portion of such period up to and including the Closing (such portion, a “Pre-Closing Straddle Period”) and the portion of such period that begins after the Closing on the Closing Date (such portion, a “Post-Closing Straddle Period”) based on a per diem basis. For purposes of this Section 6.16(d), any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated to the portion of the Straddle Period in the same manner. For the avoidance of doubt, the Sellers shall be liable for the proportionate amount of such Taxes that are attributable to the Pre-Closing Straddle Period, and the Buyer shall be liable for the proportionate amount of such Taxes that are attributable to the Post-Closing Straddle Period. Proration of such Taxes that are undetermined as of the Closing Date (1) shall be based on the most recently available Tax rate and valuation, giving effect to applicable exemptions, recently voted millage, change in valuation, and similar items, whether or not officially certified to the appropriate Governmental Authority as of the Closing Date, (2) shall use a 365-day year and (3) if any Tax proration is based upon an estimate at Closing, a post-Closing adjustment shall be made by cash settlement between the Buyer and the Seller Representative within thirty (30) days after receipt of the actual expense invoices or Tax bill, which adjustment obligation shall survive the Closing. If one party remits to the appropriate Governmental Authority payment for Taxes, which are subject to proration under this Section 6.16(d) and such payment includes the other party’s share of such Taxes, such other party shall promptly reimburse the remitting party for its share of such Taxes after the remitting party has provided reasonable evidence to the other party that such Taxes have been paid.
(e)    Tax Sharing Agreements. All Tax sharing agreements or similar agreements and all powers of attorney that relate in any way to the Purchased Assets will be terminated prior to Closing and, after the Closing, no such agreement or power of attorney will have any effect on the Purchased Assets.
(f)    Cooperation. The Buyer and the Seller Representative shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Purchased Assets as is reasonably necessary for the preparation and filing of any Tax Return or other filings (including requests for Tax Clearance Certificates pursuant to Section 6.15) relating to Tax matters, for the preparation for any Tax audit, for the preparation for any Tax protest, for the prosecution or defense of any suit or other proceeding relating to Tax matters, including the furnishing or making available upon reasonable request of records, personnel, powers of attorney or other materials relating to Taxes upon the Purchased Assets and the provision of timely notice to the other party in writing of any pending or threatened Tax audits or assessments relating to Taxes upon the Purchased Assets for taxable periods for which the other party may be liable pursuant to this Agreement.
Section 6.17    Withheld Taxes. If, as of the Closing Date, Sellers have not yet paid or deposited with the appropriate Governmental Authority or Authorities all Taxes or other amounts that the Sellers withheld or were required to withhold from Employees of the Business or with respect to amounts paid or owing to any independent contractor, creditor, partner or other third party, as described in Section 4.17(b), Sellers shall timely pay or deposit such amounts with the appropriate Governmental Authority or Authorities on or before the date on which such payments or deposits are due. In the case of any such payment or deposit, Sellers shall provide Buyer with a record or receipt from the appropriate Governmental Authority indicating the amount that Sellers have paid or deposited.
Section 6.18     Transition Restaurant Opening Services. During the period between the date hereof and Closing, Sellers will continue the development of the two Restaurants under current development as set forth on Section 2.07 of the Disclosure Schedules. To the extent that as of the Closing Date either of such Restaurants are not open and operating, FMP on behalf of the Sellers will enter into a transition services agreement (the “Transition Restaurant Opening Management

Agreement”) that will provide that FMP shall manage and cause to be performed for the benefit of Buyer and at the Sellers’ expense all further development activities reasonably necessary to open the remaining Restaurants on Section 2.07 of the Disclosure Schedules in accordance with the historical practice and policies of Sellers for restaurant development. The Transition Restaurant Opening Management Agreement shall also provide for Buyer’s consent and approval to FMP’s activities in completing the development of such Restaurants. If Buyer is invoiced directly for any expenses in connection with completion of the Restaurant development described in this Section 6.18, then Buyer will submit the relevant invoice to FMP and FMP will reimburse Buyer for such expenses. FMP shall be entitled to review any invoice submitted by Buyer under this Section 6.18. If the parties are unable to agree upon the appropriate amount of such invoice, any dispute with respect thereto shall be resolved in in accordance with the provisions of Section 2.07 mutatis mutandis. The amounts so determined to be owed by Sellers shall be credited to Buyer from the New Store Holdback and shall be payable to Buyer by Escrow Agent within five Business Days following such determination in accordance with the terms of the Escrow Agreement. If the remaining New Store Holdback is insufficient to cover the amount owed by Sellers to Buyer under this Section 6.18, then Buyer may, in its sole discretion, elect to recover the amount of the deficiency from the Indemnification Escrow Amount or be paid directly from the Sellers, jointly and severally as to the Seller Entities but severally and in proportion to their respective Pro-Rata Portion as to the Individual Sellers, by wire transfer of immediately available funds to an account designated in writing by Buyer to Sellers. On and after the date of this Agreement, Sellers and Buyer agree to negotiate in good faith the Transition Restaurant Opening Management Agreement.
ARTICLE VII
CONDITIONS TO CLOSING
Section 7.01    Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:
(e)    The filings of Buyer and Sellers pursuant to the HSR Act shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.
(f)    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.
(g)    The Escrow Agent shall have duly executed and delivered a signed copy of the Escrow Agreement to each of the Sellers and Buyer.
(h)    Sellers shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.03 and Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 5.03, in each case, in form and substance reasonably satisfactory to

Buyer and Sellers, and no such consent, authorization, order and approval shall have been revoked.
Section 7.02    Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:
(t)    The representations and warranties of Sellers contained in ARTICLE IV shall be true and correct in all material respects as of the Closing Date (except that such representations and warranties of Sellers as are qualified by materiality or Material Adverse Effect limitations in ARTICLE IV shall be true and correct in all respects as of the Closing Date) with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date).
(u)    Sellers shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.
(v)    Sellers shall have delivered to Buyer duly executed counterparts of the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(a).
(w)    Buyer shall have received a certificate from each Seller Entity, dated the Closing Date and signed by a duly authorized officer of such Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied (the “Sellers’ Closing Certificates”), in a form satisfactory to Buyer.
(x)    Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each Seller Entity certifying that attached thereto are true and complete copies of all resolutions adopted by the managers or board of directors or other governing authority of such Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.
(y)    Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each Seller Entity certifying the names and signatures of the officers of such Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.
(z)    Buyer shall have received a certificate from each Seller (and from the Tax owner of any Seller that is a disregarded entity for U.S. federal income tax purposes) pursuant to Treasury Regulations Section 1.1445-2(b) (the “FIRPTA Certificates”) that such Seller is not a foreign person within the meaning of Section 1445 of the Code duly executed by such Seller, in a form satisfactory to Buyer.
(aa)    Consents to the assignment to and assumption by Buyer of each of the Assigned Contracts set forth on Section 7.02(h) of the Disclosure Schedules shall have been received by Buyer.
(bb)    Buyer shall have completed and been satisfied in its sole discretion with its due diligence investigation of the Business and Sellers or shall otherwise have elected to terminate this Agreement on or before the Diligence Completion Date, as provided in Section 9.01(c)(3).
(cc)    Buyer will have received a payoff letter in a form reasonably acceptable to Buyer from any lender to the Sellers that has an Encumbrance on any Purchased Asset, and evidence that any UCC filings with respect to such Encumbrance have been terminated and released (or will be terminated and released promptly after the Closing Date).
(dd)    Between the Trial Balance Date and the Closing Date, there shall not have occurred a Material Adverse Effect.
(ee)    Each of the affiliate agreements set forth on Section 4.06(a)(8) of the Disclosure Schedules, other than any Assigned Contracts, will have been terminated effective upon the Closing pursuant to documents in form and substance reasonably satisfactory to Buyer.
Section 7.03    Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Sellers’ waiver, at or prior to the Closing, of each of the following conditions:
(l)    The representations and warranties of Buyer contained in ARTICLE V shall be true and correct in all material respects as of the Closing Date (except that such representations and warranties of Buyer as are qualified by materiality limitations in ARTICLE V shall be true and correct in all respects as of the Closing Date) with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.
(m)    Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(n)    Buyer shall have delivered to Sellers the Closing Date Payment, duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(b).
(o)    Sellers shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied (the “Buyer Closing Certificate”).
(p)    Sellers shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the managers or board of directors or other governing authority of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.
(q)    Sellers shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.
ARTICLE VIII
INDEMNIFICATION
Section 8.01    Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is one year from the Closing Date: provided that the representations and warranties in (i) Section 4.01 (Organization and Qualification of Sellers), Section 4.02 (Authority of Sellers), Section 4.07 (Title to Tangible Property), Section 4.17 (Taxes), Section 4.18 (Brokers) and Section 4.20 (Related Party Transactions) (collectively, “Sellers’ Fundamental Representations”) shall survive indefinitely, (ii) Section 4.13(a) (Compliance With Laws; Permits), Section 4.14 (Environmental Matters), Section 4.15 (Employee Benefit Matters), and Section 4.16 (Employment Matters) (collectively, “Sellers’ Compliance Representations”) shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days and (iii) Section 5.01 (Organization and Authority of Buyer), Section 5.02 (Authority of Buyer) and Section 5.04 (Brokers) (collectively, “Buyer’s Fundamental Representations”) and fraud shall survive indefinitely. All covenants and agreements of the parties contained herein shall survive the Closing for the full period of applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02    Indemnification By Sellers. Subject to the other terms and conditions of this ARTICLE VIII, Sellers, in the first case to the extent of the Indemnification Escrow Amount, and thereafter the Individual Sellers, severally and in proportion to their respective Pro-Rata Portion, shall indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Buyer Indemnitees based upon, arising out of, with respect to or by reason of:
(r)    any inaccuracy in or breach of any of the representations or warranties of Sellers contained in this Agreement or in any certificate delivered by or on behalf of the Sellers pursuant to this Agreement;
(s)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Sellers (or by the Seller Representative on behalf of such Sellers) pursuant to this Agreement; or
(t)    any Excluded Asset or any Excluded Liability, including any Tax liability of Sellers or Sellers’ direct or indirect owners for any taxable period and any Tax liability relating to the Purchased Assets for any Pre-Closing Tax Period (but excluding the Straddle Period Taxes allocated to Buyer pursuant to Section 6.16(d)).
For purposes of determining if any inaccuracy or breach of Sellers’ representations or warranties described in Section 8.02(a) has occurred, all qualifications contained in this Agreement and each certificate referenced in Section 8.02(a) as to materiality, including each qualifying reference to the defined term “Material Adverse Effect”, the phrase “material compliance”, the words “material” and “materially” and all similar phrases and words, shall not be given effect for purposes of determining whether an inaccuracy or breach exists or for the purposes of determining the amount of Losses resulting from such inaccuracy or breach.
Section 8.03    Indemnification By Buyer. Subject to the other terms and conditions of this ARTICLE VIII, Buyer shall indemnify and defend each of the Sellers, the Seller Representative and their Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:
(c)    any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement;
(d)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or
(e)    any Assumed Liability.
Section 8.04    Certain Limitations. The party making a claim under this ARTICLE VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this ARTICLE VIII is referred to as the “Indemnifying Party”. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:
(d)    The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 8.02(a) or Section 8.03(a), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) (other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Sellers’ Fundamental Representations or in Sellers’ Compliance Representations) or Section 8.03(a) (other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Buyer’s Fundamental Representations) exceeds $800,000 (the “Deductible”), in which event the Indemnifying Party shall only be required to pay or be liable for Losses in excess of the Deductible. With respect to any claim as to which the Indemnified Party may be entitled to indemnification under Section 8.02(a) (other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Sellers’ Fundamental Representations or in Sellers’ Compliance Representations) or Section 8.03(a) (other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Buyer’s Fundamental Representations), as the case may be, the Indemnifying Party shall not be liable for any individual or series of related Losses which do not exceed $10,000 (the “De-Minimis Threshold”) (which Losses shall be counted toward the Deductible); provided, however, the foregoing limitations will not apply to claims for indemnification in respect of breaches of, or inaccuracies in, the Fundamental Representations by either party or in Sellers’ Compliance Representations). For the avoidance of doubt, a number of individual claims arising from the same facts or circumstances may be aggregated so as to determine whether or not such claims exceed the De-Minimis Threshold, and if such Losses exceed the De-Minimis Threshold shall be included for the purposes of calculating whether or not Losses of Buyer Indemnified Parties exceed the Deductible.
(e)    The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 8.02(a) or Section 8.03(a), as the case may be, shall not exceed $16,000,000 (the “Cap”); provided, however, that (i) the Cap shall not be applicable with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any fraud by either party or inaccuracy in or breach of any of Sellers’ Fundamental Representations or any of Buyer’s Fundamental Representations, and (ii) the maximum aggregate amount of Losses for which the Sellers or Buyer shall be required to pay or be liable pursuant to this ARTICLE VIII shall not exceed the Purchase Price.
(f)    Payments by an Indemnifying Party pursuant to Section 8.02 or Section 8.03 in respect of any Loss shall be reduced without duplication by an amount equal to any net Tax benefit actually realized in the year of the Loss as a result of such Loss by the Indemnified Party.

(g)    The provisions of Section 8.04 shall not apply to claims based upon breaches of, or inaccuracies in, the Fundamental Representations of either party or to breaches of covenants or fraud by any party or, to the extent stated in Section 8.04(a), in Sellers’ Compliance Representations.
Section 8.05    Indemnification Procedures.
(i)    Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof, but in any event not later than five (5) Business Days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by (i) giving written notice that it will defend the Third Party Claim to the Indemnified Party within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim under this Section 8.05(a) stating that the Indemnifying Party will, and thereby covenants to, indemnify, defend and hold harmless the Indemnified Party from and against the entirety of any and all Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim and (ii) providing the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have adequate financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided that, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) seeks an injunction or other equitable relief against the Indemnified Party, (y) relates to or otherwise arises in connection with Taxes or any criminal or regulatory enforcement Action or (z) the settlement of, adverse judgment with respect to, or conduct of the defense of the Third Party Claim by the Indemnifying Party is, in the good faith judgment of the Indemnified Party, likely to be adverse to the Indemnified Party’s reputation or continuing business interests (including its relationships with current or potential customers, suppliers or other parties material to the conduct of its business). In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party; provided that, if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of a single law firm as counsel to the Indemnified Party. If the Indemnifying Party elects not to compromise or defend such Third Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim; provided that the Indemnifying Party will (i) advance the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses) and (ii) remain responsible for any and all other Losses that the Indemnified Party may incur or suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim to the fullest extent provided in this ARTICLE VIII. Sellers and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.05) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party and at reasonable times, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.
(j)    Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party that involves no finding or admission of any violation of Law or the rights of any Person and no effect on any other claims that may be made against the Indemnified Party and that provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within 10 days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party; provided, however, that if the Indemnified Party has assumed the defense pursuant to Section 8.05(a) because the Indemnifying Party has elected not to compromise or defend such Third Party Claim, failed to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or failed to diligently prosecute the defense of such Third Party Claim, such written consent of the Indemnifying Party shall not be required.
(k)    Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.
(l)    Consent to Jurisdiction Regarding Third Party Claim. Buyer and Sellers each hereby consents to the non-exclusive jurisdiction of any court in which any Third Party Claim may be brought against any Indemnified Party for purposes of any claim which such Indemnified Party may have against any such Indemnifying Party pursuant to this Agreement in connection with such Third Party Claim, and in furtherance thereof, the provisions of Section 10.10 are incorporated herein by reference, mutatis mutandis.
Section 8.06    Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.
Section 8.07    Exclusive Remedies. Subject to Section 10.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE VIII and other than claims arising from fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement. Nothing in this Section 8.07 shall limit any Person’s right (a) to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 10.11 or (b) to seek any remedy on account of any fraud by any party hereto.

Section 8.08    Seller Representative. The Sellers hereby appoint the Seller Representative as agent and attorney-in-fact for the Sellers, and from and after the Closing Date, irrevocably authorize the Seller Representative to act for each and all of the Sellers in all cases where this Agreement, including ARTICLE VIII, or the Escrow Agreement calls for the action, determination or decision of the Sellers. The Sellers hereby authorize the Seller Representative to: (a) receive all notices or documents given or to be given to the Sellers pursuant hereto or in connection herewith or therewith and to receive and accept services of legal process in connection with any suit or proceeding arising under this Agreement; (b) execute and deliver amendments to this Agreement on behalf of the Sellers; (c) engage counsel, accountants and other advisors, and incur other expenses in connection with this Agreement and the transactions contemplated hereby or thereby, as the Seller Representative may in its sole discretion deem necessary or appropriate; and (d) take such action as the Seller Representative may in its sole discretion deem necessary or appropriate in respect of: (i) waiving any inaccuracies in the representations or warranties of Buyer contained in this Agreement or in any document delivered by Buyer pursuant hereto; (ii) taking such other action as the Seller Representative is authorized to take under this Agreement; (iii) receiving all documents or certificates and making all determinations, in its capacity as Seller Representative, required under this Agreement; and (iv) all such actions as may be necessary to carry out the responsibilities of the Seller Representative contemplated by this Agreement, including the defense and/or settlement of any claims for which indemnification is sought pursuant to ARTICLE VIII and any waiver of any obligation of Buyer. A decision, act, consent or instruction of the Seller Representative shall be final, binding and conclusive upon the Sellers, and Buyer may rely upon any decision, act, consent or instruction of the Seller Representative as being the decision, act, consent or instruction of the Sellers and Buyer shall not be liable to any Person (A) for any action taken or omitted to be taken by Buyer in such reliance or with respect to actions, decisions and determinations of the Seller Representative or (B) for any action or omission of the Seller Representative whether or not in accordance with this Agreement. If the Seller Representative desires to resign as the Seller Representative, it shall by written notice to the Sellers and Buyer appoint another Person as a successor Seller Representative. The Seller Representative’s resignation shall not be effective until a successor has accepted such appointment in writing. The Seller Representative is acting solely in an agency capacity and will have no liability of any type for any action taken in the capacity of the Seller Representative in accordance with the terms of this Agreement or the Escrow Agreement, including the compromise, settlement, payment or defense of any claim (including expenses and costs associated therewith) under this Agreement regardless of whether one or more of the Sellers is the claimant or the party against whom a claim is being made.
ARTICLE IX
TERMINATION
Section 9.01    Termination. This Agreement may be terminated at any time prior to the Closing:
(u)    by the mutual written consent of Sellers and Buyer;
(v)    by either party, if the Closing shall not have occurred by August 13, 2015 (the “Termination Date”), unless the Closing shall not have occurred due to the failure of the party electing to terminate to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;
(w)    by Buyer by written notice to Sellers, if:
(1)    Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Sellers pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure cannot be cured by Sellers within thirty (30) days following Buyer’s notification to Sellers with respect to such alleged breach, inaccuracy or failure; or
(2)    any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been fulfilled by the Termination Date, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or
(3)    Buyer determines in its sole discretion that it wishes to terminate the Agreement on or before the forty-fifth (45th) day following the Diligence Start Date (the “Diligence Completion Date”);
(x)    by Sellers by written notice to Buyer, if:
(1)    Sellers are not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure cannot be cured by Buyer within thirty (30) days following Sellers’ notification to Buyer with respect to such alleged breach, inaccuracy or failure;
(2)    any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been fulfilled by the Termination Date, unless such failure shall be due to the failure of Sellers to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or
(y)    by Buyer or Sellers in the event that any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.
Section 9.02    Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(f)    any such termination shall not affect the parties’ respective rights and obligations under this ARTICLE IX and Section 6.05 and ARTICLE X hereof, all of which survive such termination; and
(g)    that nothing herein shall relieve any party hereto from liability for any fraud or willful breach of any provision hereof.
ARTICLE X
MISCELLANEOUS
Section 10.01    Expenses. Except as otherwise expressly provided herein (including Section 6.12 hereof), all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, that Buyer, on the one hand, and Sellers as a group, on the other hand, shall each pay 50% of all (a) filing and other similar fees payable in connection with any filings or submissions under the HSR Act and (b) fees payable to the Escrow Agent.
Section 10.02    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when sent, if sent by facsimile or email, provided that confirmation of the email transmission is received from the recipient (that is not automatically generated); (b) one Business Day following sending by a nationally recognized overnight courier (receipt requested); or (c) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):
If to Sellers:    c/o FMP SA Management Group, LLC
120 Chula Vista
San Antonio, Texas 78232
Attention:    Jason Richard Kemp
Email: jrkemp@foodmps.com
with a copy (which shall not     Dykema Cox Smith
constitute notice) to:    112 East Pecan Street, Suite 1800
San Antonio, Texas 78205
Attention:    J. Patrick Ryan
Email: pryan@dykema.com

If to Buyer:
Buffalo Wild Wings, Inc.
Senior Vice President and General Counsel
5500 Wayzata Blvd., Ste. 1600
Minneapolis, MN 55416
Facsimile: 952-818-3672
E-mail: EDecker@buffalowildwings.com
Attention: Emily C. Decker

with a copy (which shall not     Faegre Baker Daniels LLP
constitute notice) to:    2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402-3901
Attention: Steven C. Kennedy
E-mail: steven.kennedy@faegrebd.com

Section 10.03    Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; and (d) the phrase “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice.” Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. The phrase “made available” or “delivered” in the context of documents made available or delivered by any party to Buyer means such documents in the form most recently delivered to Buyer or its Representatives via email or uploaded to the “Project Silver” electronic data room hosted by Firmex and accessible for viewing by Buyer and its Representatives prior to 6:00 p.m., Pacific time, on the Business Day immediately prior to the date hereof. An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth on” a trial balance or financial statements, to the extent any such phrase appears in such representation or warranty, if: (A) there is a reserve, accrual or other similar item underlying a number on such trial balance or financial statements that related to the subject matter of such representation; (B) such item is otherwise specifically set forth on the trial balance or financial statements; or (C) such item is reflected on the trial balance or financial statements and is specifically set forth in the notes thereto.
Section 10.04    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
Section 10.06    Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.
Section 10.07    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Sellers, (a) with written notice to Sellers within three Business Days of such assignment, assign this Agreement and any of its rights hereunder to one or more of its Affiliates or designate one or more of its Affiliates to perform its obligations hereunder and (b) following the Closing, Buyer may assign this Agreement or any or all of its rights and interests hereunder to any purchaser of all or substantially all of its assets or designate such purchase to perform its obligations hereunder, in each case, so long as Buyer is not relieved of any liability or obligations hereunder. No assignment shall relieve the assigning party of any of its obligations hereunder.
Section 10.08    No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 10.09    Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(i)    This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).
(j)    ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF TEXAS AND ANY APPELLATE COURT THEREFROM OR THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF TEXAS AND ANY APPELLATE COURT THEREFROM, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(k)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.10(c).
Section 10.11    Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity. Accordingly, each of the parties agrees that, without posting a bond or other undertaking, the other parties will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Action instituted in the courts having jurisdiction over the parties and the matter specified in Section 10.10, in addition to any other remedy to which it may be entitled, at law or in equity. Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert that the defense that a remedy at law would be adequate.
Section 10.12    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
Section 10.13    Mutual Drafting. The parties hereto are sophisticated and have been represented by attorneys throughout the transactions contemplated hereby who have carefully negotiated the provisions hereof. As a consequence, the parties do not intend that the presumptions of Laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement or any agreement or instrument executed in connection herewith, and therefore waive their effects.
Section 10.14    No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding among the parties hereto unless and until this Agreement is executed and delivered by the parties hereto.
{Signature Page Follows}

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective managers or officers thereunto duly authorized.

SELLERS:

Alamowing Development, LLC	Alamowing Tyler, LLC

By: /s/ J R Kemp	By: /s/ J R Kemp
Name: Jason Richard Kemp	Name: Jason Richard Kemp
Title: Manager	Title: Manager

Alamowing DeZavala, LLC	Alamowing Austin I, LLC

By: /s/ J R Kemp	By: /s/ J R Kemp
Name: Jason Richard Kemp	Name: Jason Richard Kemp
Title: Manager	Title: Manager

Alamowing College Station, LLC	Alamowing Austin II, LLC

By: /s/ J R Kemp	By: /s/ J R Kemp
Name: Jason Richard Kemp	Name: Jason Richard Kemp
Title: Manager	Title: Manager

Alamowing Seaworld, LLC	Alamowing Culebra, LLC

By: /s/ J R Kemp	By: /s/ J R Kemp
Name: Jason Richard Kemp	Name: Jason Richard Kemp
Title: Manager	Title: Manager

Alamowing SE Military, LLC	Alamowing Walzen, LLC

By: /s/ J R Kemp	By: /s/ J R Kemp
Name: Jason Richard Kemp	Name: Jason Richard Kemp
Title: Manager	Title: Manager

Alamowing Longview, LLC	Alamowing Pat Booker, LLC

By: /s/ J R Kemp	By: /s/ J R Kemp
Name: Jason Richard Kemp	Name: Jason Richard Kemp
Title: Manager	Title: Manager

Alamowing Waco, LLC	AlamoWing NM Partners I, LLC

By: /s/ J R Kemp	By: /s/ J R Kemp
Name: Jason Richard Kemp	Name: Jason Richard Kemp
Title: Manager	Title: Manager

Alamowing Austin III, LLC	AlamoWing Albuquerque I, LLC

By: /s/ J R Kemp	By: /s/ J R Kemp
Name: Jason Richard Kemp	Name: Jason Richard Kemp
Title: Manager	Title: Manager

Alamowing Killeen, LLC	Alamowing El Paso I, LLC

By: /s/ J R Kemp	By: /s/ J R Kemp
Name: Jason Richard Kemp	Name: Jason Richard Kemp
Title: Manager	Title: Manager

Alamowing Legacy, LLC	Alamowing Las Cruces I, LLC

By: /s/ J R Kemp	By: /s/ J R Kemp
Name: Jason Richard Kemp	Name: Jason Richard Kemp
Title: Manager	Title: Manager

Alamowing Cedar Park, LLC	AlamoWing Albuquerque II, LLC

By: /s/ J R Kemp	By: /s/ J R Kemp
Name: Jason Richard Kemp	Name: Jason Richard Kemp
Title: Manager	Title: Manager

Alamowing Zarazamora, LLC	Alamowing El Paso II, LLC

By: /s/ J R Kemp	By: /s/ J R Kemp
Name: Jason Richard Kemp	Name: Jason Richard Kemp
Title: Manager	Title: Manager

Alamowing Alamogordo, LLC	Alamowing Roswell, LLC

By: /s/ J R Kemp	By: /s/ J R Kemp
Name: Jason Richard Kemp	Name: Jason Richard Kemp
Title: Manager	Title: Manager

AlamoWing NM Partners II, LLC	Alamowing Farmington, LLC

By: /s/ J R Kemp	By: /s/ J R Kemp
Name: Jason Richard Kemp	Name: Jason Richard Kemp
Title: Manager	Title: Manager

Alamowing Hobbs, LLC	B III Wing, LLC

By: /s/ J R Kemp	By: /s/ J R Kemp
Name: Jason Richard Kemp	Name: Jason Richard Kemp
Title: Manager	Title: Manager

Alamowing Albuquerque III, LLC	B III Wing Carlsbad, LLC

By: /s/ J R Kemp	By: /s/ J R Kemp
Name: Jason Richard Kemp	Name: Jason Richard Kemp
Title: Manager	Title: Manager

Alamowing Santa Fe, LLC	RioWing Development, LLC

By: /s/ J R Kemp	By: /s/ J R Kemp
Name: Jason Richard Kemp	Name: Jason Richard Kemp
Title: Manager	Title: Manager

Alamowing Albuquerque IV, LLC	Riowing McAllen, LLC

By: /s/ J R Kemp	By: /s/ J R Kemp
Name: Jason Richard Kemp	Name: Jason Richard Kemp
Title: Manager	Title: Manager

Riowing Brownsville, LLC	Southseas BWW Development, LLC

By: /s/ J R Kemp	By: /s/ J R Kemp
Name: Jason Richard Kemp	Name: Jason Richard Kemp
Title: Manager	Title: Manager

Riowing Harlingen, LLC	Southseas Wings Discovery Bay, LLC

By: /s/ J R Kemp	By: /s/ J R Kemp
Name: Jason Richard Kemp	Name: Jason Richard Kemp
Title: Manager	Title: Manager

Riowing Corpus Christi, LLC	Southseas Wings Pearl Highlands, LLC

By: /s/ J R Kemp	By: /s/ J R Kemp
Name: Jason Richard Kemp	Name: Jason Richard Kemp
Title: Manager	Title: Manager

Riowing Laredo, LLC	Southeast Wings Laulani Village, LLC

By: /s/ J R Kemp	By: /s/ J R Kemp
Name: Jason Richard Kemp	Name: Jason Richard Kemp
Title: Manager	Title: Manager

Riowing Weslaco, LLC

By: /s/ J R Kemp
Name: Jason Richard Kemp
Title: Manager

Riowing McAllen II, LLC

By: /s/ J R Kemp
Name: Jason Richard Kemp
Title: Manager

/s/ Lawrence Farrell Harris Jr.
LAWRENCE FARRELL HARRIS JR.

/s/ Allen J. Jones
ALLEN JACKIE JONES

/s/ J R Kemp
JASON RICHARD KEMP

/s/ Brian Padilla
BRIAN MICHAEL PADILLA

FMP SA MANAGEMENT GROUP, LLC

AS SELLER REPRESENTATIVE

By: /s/ J R Kemp
Name: Jason Richard Kemp
Title: Manager

BUYER:

BLAZIN WINGS, INC.

By: /s/ Sally J. Smith
Name: Sally J. Smith
Title: Chief Executive Officer and Chairman

Additional Schedules

Schedule A-1    Sellers
Schedule A-2    Individual Sellers
Accounting Principles Schedule
Schedule 1.01(b)    Sellers’ Knowledge Base
Permitted Encumbrances Schedule
Schedule 2.01(b)    Assigned Contracts
Schedule 2.01(d)    Tangible Personal Property
Schedule 2.01(f)    Permits
Schedule 2.02(h)    Other Excluded Assets
Schedule 2.04(j)    Other Excluded Liabilities
Schedule 2.07    Restaurants for New Store Holdback Settlement
Schedule 2.10    Additional Future Restaurants
Schedule 7.02(h)    Consents

Disclosure Schedules

Section 4.03    No Conflicts; Consents
Section 4.04     Financial Statements
Section 4.05     Absence of Certain Changes; Events and Conditions
Section 4.06(a)     Material Contracts
Section 4.06(b)     Material Contracts
Section 4.08     Condition and Sufficiency of Assets
Section 4.09(a)     Real Property
Section 4.09(b)     Real Property
Section 4.10(a)     Intellectual Property Registrations and Licenses
Section 4.10(b)     Infringement or Violation of Intellectual Property
Section 4.12(a)     Legal Proceedings
Section 4.12(b)     Governmental Orders
Section 4.13(a)     Compliance With Laws; Permits
Section 4.14(a)     Environmental Matters (Environmental Laws)
Section 4.14(b)     Environmental Matters (Environmental Permits)
Section 4.14(c)     Release of Hazardous Materials
Section 4.15(a)     Employee Benefit Plans
Section 4.15(b)     Employee Benefit Matters
Section 4.15(c)     Employee Benefit Matters
Section 4.15(d)     Employee Benefit Matters
Section 4.15(e)     Employee Benefit Matters
Section 4.16(a)     Employment Matters
Section 4.17     Taxes
Section 4.19     Suppliers
Section 4.20     Related Party Transactions